UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:	May 13, 2014

Time:	10:00 a.m.

Place:	Quinnipiac University
School of Law Center – Grand Courtroom
275 Mount Carmel Avenue
Hamden, Connecticut  06518

Matters to be voted on:

1.	Election of directors.
2.	Ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings Corporation’s independent registered public accounting firm for 2014.
3.	Non-binding advisory vote to approve the compensation of named executive officers.
4.	Proposal to amend the Certificate of Incorporation of UIL Holdings Corporation to provide for election of directors by majority vote.
5.	Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

You are cordially invited to be present at the meeting and to vote. Only shareowners of record at the close of business on March 10, 2014 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Under New York Stock Exchange rules, if your shares are held in a brokerage account and you have not provided directions to your broker, your broker will NOT be able to vote your shares with respect to the election of directors, the advisory proposal on executive compensation or the proposal to amend the certificate of incorporation

Whether or not you plan to attend the Annual Meeting of the Shareowners, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and in the Notice of Internet Availability of Proxy Materials.  If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number, or by mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

April 3, 2014

By Order of the Board of Directors,
SIGRID KUN
Assistant General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT
In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the Annual Meeting, please vote your shares promptly ‑ regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying proxy statement.

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PRELIMINARY PROXY STATEMENT
ANNUAL MEETING OF SHAREOWNERS
May 13, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of UIL Holdings Corporation for use at the 2014 Annual Meeting of Shareowners. This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Place, Date and Time of Annual Meeting
The Annual Meeting will be held on Tuesday, May 13, 2014 at 10:00 a.m., at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut  06518.

Availability of Proxy Materials
Under rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to furnish the proxy statement and Annual Report to most of our shareowners via the Internet instead of mailing printed materials to each shareowner.  We believe this is in the best interests of our shareowners because we can provide them with the information they need in a timely manner, while reducing the environmental impact and lowering the cost of printing and delivery.

On or about April 3, 2014, pursuant to SEC rules, we began mailing a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, to certain shareowners that held our common stock as of the close of business on March 10, 2014, the record date.  Those shareowners who receive the Notice of Internet Availability will not automatically receive a paper copy of our proxy statement, the proxy card, our 2013 Annual Report and the Shareowner Letter.  The Notice of Internet Availability contains instructions on how to access our proxy materials over the Internet and request paper copies. All shareowners who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail.

Shareowners who are participants in the Direct Share Purchase and Sale Program for the Common Stock of UIL Holdings Corporation, will, upon request, receive either the Proxy Materials or a Notice of Internet Availability that covers the shares held in their accounts under the plan.

Voting
If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct.  For the election of directors (Proposal 1), you can specify whether your shares should be voted for all, some or none of the listed nominees for directors. With respect to the advisory proposal on executive compensation (Proposal 2), the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 3), and the proposal to amend our certificate of incorporation (Proposal 4), you may vote “FOR” or “AGAINST” the proposals, or you may abstain from voting on the proposals.

If you vote using the Internet, by telephone or by mailing a proxy card but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal, specifically: FOR the election of each director nominee; FOR the advisory proposal on executive compensation; FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and FOR the proposal to amend our certificate of incorporation.

Voting at the Annual Meeting
In addition to voting by the Internet, by telephone or by mailing a proxy card, you can vote your shares of common stock at the Annual Meeting of the Shareowners if our records show that you owned the shares on March 10, 2014.  If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares on March 10, 2014.

If you personally attend the Annual Meeting of the Shareowners, you will be asked to verify that you are a shareowner by presenting an attendance ticket (attached to your proxy card) or the Notice of Internet Availability, together with a proper form of identification.  Cameras, recording devices and other electronic devices including telephones or other devices with photographic capability should not be used during the meeting and are subject to confiscation.  For the safety of attendees, all bags, packages, and briefcases are subject to inspection.  Your compliance is appreciated.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mailing the proxy card.

Common Stock Outstanding on the Record Date; Quorum
Only holders of common stock of record at the close of business on March 10, 2014, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment thereof.  On the record date, there were 56,530,649 shares of our common stock outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the Annual Meeting for each share of common stock that you held on the record date.

Under Connecticut law and our bylaws, the presence, in person or by proxy, of shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters listed in the accompanying Notice of Annual Meeting of the Shareowners.

Revocation of Proxies
You may revoke your proxy at any time prior to its use.  In order to revoke your proxy, you must send a written notice of revocation or another properly signed proxy card bearing a later date to our Corporate Secretary at the address listed on page 53 of this proxy statement.  If you attend the Annual Meeting in person, you may, if you wish, vote by ballot at the Annual Meeting.  If you do vote by ballot at the Annual Meeting, then any proxy you previously submitted will be cancelled.

Required Votes
In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. For purposes of each of the proposals being presented to shareowners, abstentions and broker non-votes will not have any effect on the results of the votes.

Election of Directors. Under Connecticut law and our bylaws, assuming that a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes properly cast.  Withholding authority to vote for a director nominee will not prevent that director nominee from being elected.  Under Connecticut law and our Certificate of Incorporation cumulative voting for directors is not permitted.

Ratification of Auditors.  Under Connecticut law and our bylaws, assuming that a quorum is present at the Annual Meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the number of votes properly cast in favor of this action exceeds the number of votes cast against it.

Non-binding Advisory Vote to Approve Executive Compensation. As required by Section 14A of the Securities Exchange Act of 1934, we are seeking a non-binding advisory vote to approve executive compensation.  Under Connecticut law, assuming a quorum is present at the Annual Meeting, the proposal will be approved if the number of votes properly cast in favor of this proposal exceeds the number of votes cast against it.  However, because the vote is advisory, it will be non-binding on us or the Board, and will not be construed as overruling a decision by us or the Board.  The vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board.

Amendment of Certificate of Incorporation. Under Connecticut law, assuming a quorum is present at the Annual Meeting, the proposal to adopt an amendment to our certificate of incorporation will be approved if the number of votes properly cast in favor of this proposal exceeds the number of votes cast against it.

Voting Recommendations.
The Board of Directors recommends that you vote FOR each nominee for director named, FOR the advisory proposal on executive compensation, FOR ratification of the selection of our independent registered public accounting firm for 2014 and FOR the amendment to our certificate of incorporation.

Householding Information
We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement, Annual Report and Shareowner Letter, unless one or more of the shareowners at that address notifies us that they wish to continue receiving individual copies.  We believe this procedure provides greater convenience to our shareowners and saves money by reducing our printing and mailing costs and fees.

If you and other shareowners of record with whom you share an address and last name currently receive multiple copies of our proxy statement, Annual Report and Shareowner Letter and would like to participate in our householding program, please contact Broadridge Financial Solutions, Inc. by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement, Annual Report and Shareowner Letter, please contact Broadridge Financial Solutions, Inc. as described above.

A number of brokerage firms have instituted householding.  If you hold your shares in street name, please contact your bank, broker or other holder of record to request information.

Principal Office
The principal office of UIL Holdings Corporation is located at 157 Church Street, New Haven, CT 06510. The proxy statement, proxy card and Annual Report are being mailed to shareowners commencing on or about April 3, 2014.

Method and Cost of Solicitation
We are making this solicitation and will bear the expense of printing and mailing proxy materials to our shareowners.  We will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and we will reimburse them for their reasonable expenses in so doing.  Our directors, officers and employees may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies.  We have retained Okapi Partners of New York, New York, at a cost of $10,000 plus expenses, to aid in the solicitation of proxies by similar methods.

PRINCIPAL SHAREOWNERS

In statements filed with the SEC, the entities identified in the table below have disclosed beneficial ownership of shares of our common stock as shown in the table.  None of the entities identified in the table has acknowledged that it has acted, or is acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of our common stock.  There is no other person or group of persons known to us to be the beneficial owner of more than five percent of the shares of our common stock as of the close of business on March 10, 2014.

The percentage shown in the right-hand column is calculated based on the 56,530,649 shares of our common stock outstanding as of the close of business on March 10, 2014.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,098,158	(1)	9.02%
Common Stock	FMR LLC 245 Summer Street Boston, MA 02109	4,551,629	(2)	8.05%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,658,694	(3)	6.47%

Common Stock	Deutsche Bank AG Taunusanlage 12 60325 Frankfurt am Main Federal Republic of Germany	3,127,921	(4)	5.53%

(1)	Based upon information provided in Amendment No. 5 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 17, 2014; BlackRock, Inc. has sole voting power with respect to 4,911,425 shares and sole dispositive power with respect to 5,098,158 shares. The Amendment to Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the reported shares. No one person’s interest in said shares exceeds five percent of our total outstanding shares of common stock.
(2)	Based upon information provided in Amendment No. 1 to Schedule 13G filed by FMR LLC with the SEC on February 13, 2014; FMR LLC has sole voting power with respect to 1,000 shares and sole dispositive power with respect to 4,551,629 shares. The Amendment to Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the reported shares. The interest of one person, Fidelity Small Cap Discovery Fund in said shares amounted to 3,000,629 shares or 5.31 % of our total outstanding shares of common stock.
(3)	Based upon information provided in Amendment No. 2 Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 6, 2014; The Vanguard Group, Inc. has sole voting power with respect to 174,167 shares and sole dispositive power with respect to 3,578,923 shares.
(4)	Based upon information provided in Schedule 13G filed by Deutsche Bank AG with the SEC on February 14, 2014; Deutsche Bank AG has sole voting power with respect to 25,555 shares and sole dispositive power with respect to 3,127,921 shares.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our Board is currently comprised of the ten directors identified in this proxy statement. The Board, upon the recommendation of our Corporate Governance and Nominating Committee, has nominated each of the directors to stand for re-election.

Unless you instruct otherwise on the proxy, shares to which the proxy relates will be voted in favor of the persons listed below for election as directors of UIL Holdings.  Although we know of no reason why any of the persons listed below will be unable to serve as a director, if that should occur, your shares will be voted for any other person that our present Board of Directors names as a substitute nominee.  All ten nominees listed below were elected as directors at the last annual meeting.

Our criteria for directors are discussed in our Corporate Governance Guidelines, a copy of which is available on our website at www.uil.com.  Consistent with these guidelines, all of the nominees listed below have a reputation for integrity, sound judgment, respect for others, courage of their convictions, and the ability to communicate effectively.  All of the nominees have also stated that they have the time and commitment to meet their responsibilities as members of the Board.  As a whole, the Board reflects diversity of gender, background and experience.  The Board has determined that certain areas of experience are key to the composition of the Board as a whole:  leadership experience, finance experience, and energy industries experience, including electricity and gas, and utility/public policy experience.

Leadership experience:  Directors must have the ability to comprehend, evaluate and prioritize significant strategies, and to exercise oversight over their implementation.  Directors with experience in leadership positions, particularly as executive officers or directors of publicly held companies, will have experience with the identification of enterprise risks, development and implementation of solutions, and serving as the leaders of coordinated efforts.  This experience is important to our evaluation and successful implementation of its operating strategies and its initiatives for future growth.

Finance experience:  Finance experience, including experience with capital markets, accounting, audit, budgets and financial reporting, is important to all directors, and is particularly important to directors serving on the Audit Committee.  Our electric and gas utility subsidiaries plan extensive capital programs over the next decade.  Finance experience contributes to a director’s oversight of our internal control environment, financial accounting and reporting, capital structure and financing of cash requirements.

Energy industry experience:  Our electric and gas utility subsidiaries’ core businesses are in the energy industry, which has experienced significant structural and technological changes, with the pace of such changes expected to continue or increase in the future.  Experience in the energy industry contributes to a director’s evaluation of our long- and short-term objectives, assessment of future developments that may impact us strategically and operationally, and such director’s work on the Board’s committees.

Utility/public policy experience:  Our utility subsidiaries deliver electricity and gas to residents and businesses located in each utility’s franchise area, and are subject to state regulation of electric and gas distribution rates and federal regulation of electric transmission, as applicable.  Our subsidiaries also engage in other cost of service-based activities, including cost of service generation investments.  A director’s experience with governmental entities, including regulatory agencies, as well as the overall ratemaking process and a utility’s public service obligations to provide reliable service, can assist the director in monitoring the achievement of our objectives and the director’s understanding of the environments in which we do our business, the operational and financial considerations relevant to ratemaking, and our ability to earn a fair return on invested capital.

Set forth on the following pages is each nominee’s name, age at May 13, 2014, date first elected as a director of UIL Holdings, and a brief summary of the nominee’s business experience, including the nominee’s particular experience, qualifications, attributes or skills that led the Board to conclude that the nominee should continue to serve as a director. Each nominee has indicated he or she will stand for election and will serve as a director if elected.

Thelma R. Albright, 67, Former President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey.  Director of UIL Holdings since 1995.

Carter-Wallace, Inc. is a consumer and healthcare products manufacturer.  Currently, Director, UIL Holdings Corporation and Church and Dwight, Inc., and member of its Compensation and Organization Committee.  Former Director of Imagistics, Inc.  Ms. Albright holds a bachelor of arts degree from Marian University, and an MBA from the University of Central Missouri.

Director Qualifications in Key Areas:
•	Leadership experience – former President of a division of an international consumer products company; current and former Director of publicly held companies and current Chair of the Compensation and Organization Committee of a publicly held company; former Chair of UIL Holdings’ Compensation and Executive Development Committee.
•	Finance experience – managed finance, sales, marketing and research and development for a consumer products division of a publicly held company. Prior and current service on UIL Holdings’ Audit Committee and Retirement Benefits Plans Investment Committee.

Arnold L. Chase, 62, Member of the Board of Directors and President, Gemini Networks, Inc. and Executive Vice President, Chase Enterprises, Hartford, Connecticut.  Director of UIL Holdings since 1999.  Current Retirement Benefits Plans Investment Committee Chair.

Gemini Networks, Inc. and Chase Enterprises are privately owned investment holding companies.  Currently, Director, UIL Holdings Corporation, Trustee, Connecticut Public Broadcasting, Inc. and Talcott Mountain Science Center.  Also, member of the Hartford Carousel Committee.  Mr. Chase holds a bachelor of science degree in business administration from Babson College.

Director Qualifications in Key Areas:
•	Leadership experience – current Principal of two investment holding companies; former Managing Director of a telecommunications company; current Chair of UIL Holdings’ Retirement Benefits Plans Investment Committee; former President, New England Weather Service; current and former Director of publicly held companies.
•	Finance experience – current Chair of UIL Holdings’ Retirement Benefits Plans Investment Committee; prior service on the audit committee of a publicly held bank corporation.
•	Utility/public policy experience – Current President of a telecommunications company; former President and managerial positions with communication companies.

Betsy Henley-Cohn, 61, Managing Partner of Cohn Realty and Investments, North Haven, Connecticut.  Director of UIL Holdings since 1989.

Cohn Realty and Investments is a holder of various real estate and business interests.  Currently, Director, UIL Holdings Corporation.  Former Chairperson of the Board and Chief Executive Officer of Joseph Cohn & Son, Inc., a construction sub-contracting business operating in New England.  Former Chairwoman and CEO of BIW Limited, a water utility holding company whose utility assets were purchased by South Central Connecticut Regional Water Authority and Connecticut Water Authority.  Former Director of Society for Savings, First Bank, Citizens Bank of Connecticut and The Aristotle Corporation.  Ms. Henley-Cohn holds a bachelor’s degree from Hampshire College and has an MBA from Simmons College.

Director Qualifications in Key Areas:
•	Leadership experience – Chairwoman of a construction sub-contracting company; former Chairwoman of a publicly held water utility holding company; former Director of several publicly held companies; former Chair of UIL Holdings’ Corporate Governance and Nominating Committee.
•	Finance experience – former Chair of the audit committees of publicly held companies; prior and/or current service on UIL Holdings’ Audit Committee and Retirement Benefits Plans Investment Committee.
•	Utility/public policy experience – former Chairwoman of a regulated water utility; experience in ratemaking proceedings.

Suedeen G. Kelly, 62, Partner, Akin Gump, Strauss, Hauer & Feld, Washington, D.C.  Director of UIL Holdings since 2011.

Co-chair of the energy regulatory, markets and enforcement department at law firm.  Currently, Director of UIL Holdings Corporation and Access Midstream Partners GP, L.L.C.  Former Partner, Patton Boggs, LLP. Former Commissioner of the Federal Energy Regulatory Commission.  Former professor of law, University of New Mexico School of Law.  Former Chairwoman, New Mexico Public Service Commission.  Former Director of Tendril.  Ms. Kelly holds a bachelor’s degree from the University of Rochester and has a J.D., cum laude, from the Cornell Law School.

Director Qualifications in Key Areas:
•	Leadership experience – current co-chair of law firm department; former Commissioner of federal agency; former Chairwoman, state public service commission; current Director and Chair of compensation committee of publicly held gas gathering company; former managing partner of law firm.
•	Finance experience – review and decision-making on federal and state agency cases involving electric and natural gas wholesale markets and interstate transmission; author of publications on electricity rates; current service on UIL Holdings’ Retirement Benefits Plans Investment Committee, current service on Access Midstream Partners Audit Committee.
•	Utility/public policy experience – former Commissioner of federal energy agency; former Chairwoman of state public service commission; former professor of energy law and public utility regulation; author of publications on energy law and policy, current practicing energy lawyer.

John L. Lahey, 67, President, Quinnipiac University, Hamden, Connecticut.  Director of UIL Holdings since 1994.  Non-Executive Chair of UIL Holdings since 2010.  Current Executive Committee Chair.

Quinnipiac University is a private, coeducational university with 6,500 undergraduate and 2,500 graduate students.  Currently, Trustee, Yale-New Haven Hospital,  Director, UIL Holdings Corporation, Yale New Haven Health System, The NYC Saint Patrick’s Day Parade, Inc., Standard Security Life Insurance Company of New York, Independence Holding Company and Alliance for Cancer Gene Therapy.  Former Director of The Aristotle Corporation.  Dr. Lahey holds bachelor’s and master’s degrees from the University of Dayton, a master’s degree from Columbia University, and a Ph.D. from the University of Miami.

Director Qualifications in Key Areas:
•	Leadership and finance experience – Current President of a university; current trustee of a health care system; current Director of an insurance company; former Chair of UIL Holdings’ Compensation and Executive Development Committee; current Chair of UIL Holdings’ Executive Committee.
•	Utility/public policy experience – Experience with Connecticut governmental entities through his work as a university President.

Daniel J. Miglio, 73, Former Chairman, President and Chief Executive Officer of Southern New England Telecommunications Corporation (SNET) and The Southern New England Telephone Company, New Haven, Connecticut.  Director of UIL Holdings since 1999.  Current Corporate Governance and Nominating Committee Chair.

SNET and The Southern New England Telephone Company were previously independent telecommunications companies and are now part of AT&T.  Currently, Director, UIL Holdings Corporation and Yale New Haven Health System.  Mr. Miglio holds a bachelor of science degree in economics from the Wharton School at the University of Pennsylvania.

Director Qualifications in Key Areas:
•	Leadership experience – former Chairman and CEO of a publicly held company; former chair of a national industry association; current Chair of UIL Holdings’ Corporate Governance and Nominating Committee; former Chair of UIL Holdings’ Compensation and Executive Development Committee.
•	Finance experience – former CFO of a publicly held company; former Chair of UIL Holdings’ Audit Committee and service on audit committees of other publicly held and not-for-profit corporations.
•	Utility/public policy experience – former President, officer responsible for regulatory and government relations and operations manager of a regulated public utility.

William F. Murdy, 72, Chairman of the Board of Directors of Comfort Systems USA, Houston, Texas.  Director of UIL Holdings since 2001.  Current Compensation and Executive Development Committee Chair.

Comfort Systems USA is a national heating, ventilation, air conditioning and related services company serving the commercial and industrial markets.  Currently, Director, UIL Holdings Corporation, Kaiser Aluminum Corporation (Chairman, Compensation Committee), Thayer Leader Development Group and Climatec.  Member of the Board of Trustees (Emeritus) of the West Point Association of Graduates.  Mr. Murdy holds a bachelor of science degree from West Point and an MBA from Harvard.

Director Qualifications in Key Areas:
•	Leadership and finance experience – Current Chairman and former CEO of a publicly held company; current Director of other publicly held companies; former CEO of five large companies; former managing partner of a venture capital firm; former officer in the United States Army; current Chair of UIL Holdings’ Compensation and Executive Development Committee.
•	Finance experience – former member of UIL Holdings’ Audit Committee.
•	Energy experience – current Chairman and former CEO of a national heating, ventilation, and air conditioning company; former Director of a public oil and gas exploration and production company; former officer of a gas company.

William B. Plummer, 54, Executive Vice President and Chief Financial Officer of United Rentals, Inc., Greenwich, CT.  Director of UIL Holdings since 2013.

United Rentals, Inc. is an equipment rental company serving 836 rental locations in the United States and Canada.  Currently, Director, UIL Holdings Corporation and John Wiley & Sons, Inc.  Chartered Financial Analyst.  Former Executive Vice President and Chief Financial Officer of Dow Jones & Company, Inc.  Former Vice President and Treasurer of Alcoa Inc.  Also, various executive positions at Mead Corporation, General Electric and General Electric Capital Corporation.  Former Director of Alcoa Foundation and Integris Metals Inc.  Mr. Plummer holds bachelor and master of science degrees in aeronautics and astronautics from the Massachusetts Institute of Technology and an MBA from Stanford University.

Director Qualifications in Key Areas:
•	Leadership and finance experience – Current Executive Vice President and Chief Financial Officer of a publicly held company; current and former director of other publicly held companies.
•	Finance experience – Chartered Financial Analyst; current Chief Financial Officer; former Treasurer of publicly held company.

Donald R. Shassian, 58, Executive Vice President and Chief Financial Officer of CBS Outdoor Americas Inc., New York, New York.  Director of UIL Holdings since 2008.  Current Audit Committee Chair.

CBS Outdoor Americas Inc. is one of the largest lessors of advertising space on out-of-home advertising structures and sites across the United States, Canada and Latin America. Currently, Director, UIL Holdings Corporation.  Certified Public Accountant.  Former Executive Vice President and Chief Financial Officer of Frontier Communications, Inc. Former Senior Vice President and Chief Financial Officer of Southern New England Telecommunications Corporation.  Former partner-in-charge of the Arthur Andersen telecommunications industry practice in North America.  Mr. Shassian holds a bachelor’s degree in business administration from Bucknell University.

Director Qualifications in Key Areas:
•	Leadership and finance experience –former executive positions at publicly held telecommunications companies; former audit and advisory partner at an accounting firm with specialization in the telecommunications industry; current Chair of UIL Holdings’ Audit Committee and member of the Retirement Benefits Plans Investment Committee; Certified Public Accountant.
•	Utility/public policy experience – executive positions at rate regulated companies; experience with ratemaking proceedings.

James P. Torgerson, 61, President and Chief Executive Officer, UIL Holdings Corporation and Chairman President and Chief Executive Officer, The United Illuminating Company, New Haven, Connecticut.  Director of UIL Holdings since 2006.

Former President and Chief Executive Officer, Midwest Independent Transmission System Operator, Inc.  Currently, Director, UIL Holdings Corporation and Trustee, Yale-New Haven Hospital System.  Also Chairman of each of Connecticut Natural Gas Corporation, The Southern Connecticut Gas Company and The Berkshire Gas Company, subsidiaries of UIL Holdings Corporation; Chairman, Regional Economic Xcelleration; Chairman, Connecticut Institute for the 21st Century; Chairman, Connecticut Business and Industry Association; Board member, Edison Electric Institute and American Gas Association; Trustee, Catholic Cemetery Association, Archdiocese of Hartford; and member of the Fairfield Business Council.  Mr. Torgerson holds a bachelor’s of business administration degree in accounting from Cleveland State University.

Director Qualifications in Key Areas:
•	Leadership, energy industry and utility/public policy experience – current CEO of UIL Holdings; former CEO of independent transmission system operator; experience in operations and ratemaking at regulated electric and gas utilities.
•	Finance experience – former chief financial officer of regulated utilities and independent transmission system operator.

VOTE REQUIRED FOR APPROVAL

Under Connecticut law and our bylaws, assuming that a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast at the meeting.  Withholding authority to vote for a director nominee will not prevent that director nominee from being elected.  Cumulative voting for directors is not permitted

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE “FOR” THE ELECTION OF DIRECTORS NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS

During 2013, the Board held 10 meetings.  Each director attended at least 90% of the aggregate number of meetings of the Board of Directors and its committees held during 2013.  The Board expects that directors will attend the annual meetings of the shareowners.  All the members of the Board of Directors attended the 2013 Annual Meeting of the Shareowners held on May 14, 2013.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines.  The Board recognizes that guidelines will not anticipate every situation.  Therefore these Guidelines are intended to provide a framework, to be applied and interpreted in accordance with applicable laws and regulations and to reflect good corporate governance.   The Board’s Corporate Governance and Nominating Committee reviews these Guidelines annually, or more frequently as appropriate, and recommends changes or updates to the Board.  Our Corporate Governance Guidelines, our Code of Business Conduct for the Board, our Code of Business Conduct for officers and employees and our Code of Ethics for the Chief Executive Officer, Presidents, and Senior Financial Officers are available on our website, www.uil.com.  We will send copies of any of these documents to any shareowner who requests the documents from our Corporate Secretary.

Board Leadership Structure

Our bylaws allow flexibility to separate or consolidate the positions of Chairman of the Board and Chief Executive Officer, or CEO, as the Board may determine to be appropriate at a given time to support the effective governance and functioning of the Board and UIL Holdings.  We have had a Non-executive Chair of the Board since October 2006.  The Board has determined that this is the appropriate leadership structure for us at this time.  Dr. Lahey has served as the Non-executive Chair since May 2010 and has presided over the executive sessions of the Board.  The Non-executive Chair and the CEO have complementary roles.  The Non-executive Chair leads the Board, and works to assure that the Board meets its responsibilities, particularly in effective oversight, including oversight of senior management’s assessment and management of our enterprise risk.  The responsibilities adopted by the Board as they relate to the Non-executive Chair are included in our Corporate Governance Guidelines, a copy of which is available on our website at www.uil.com. The CEO manages our day-to-day business and is the primary point of communication with shareowners and professionals active in the financial markets, such as Wall Street analysts.

Director Diversity

The Board recognizes the benefit of having directors who reflect differing individual attributes to contribute to the Board’s discussion, evaluation and decision-making.  The Board does not have a specific policy regarding diversity.  However, in evaluating directors and director nominees, the Corporate Governance and Nominating Committee considers diversity in the context of a breadth of experience, thought and expertise, as well as gender and racial diversity.

Risk Assessment

The Board has determined that it should address enterprise risk at least quarterly, and from time to time in the evaluation of proposed Board actions.  In addition, the Board has delegated to Board committees the responsibility for the initial evaluation of risk in specific areas in accordance with the areas of responsibility set forth in the committees’ charters, which responsibilities are described below under “COMMITTEES OF THE BOARD OF DIRECTORS.”

Director Independence

The Board of Directors is composed at all times of at least a majority of directors who are independent.  As described below, the Board has determined that eight of the Board’s ten director nominees are independent.  In accordance with the corporate governance standards of the New York Stock Exchange, or NYSE, all of the members of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Nominating Committee are independent directors.

The Board has established guidelines, the Standards for Independence of Directors, to assist it in determining director independence, which standards conform to or are more exacting than the independence requirements of the NYSE. The Standards for Independence of Directors are posted on our website, www.uil.com.   In addition to applying these guidelines, the Board considers all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and UIL Holdings and its subsidiaries.  Similarly, the Board has examined relationships and transactions between each nominee for director and (a) our senior management and (b) our independent registered public accountants. The Board has affirmatively determined, upon the recommendation of the Corporate Governance and Nominating Committee, that none of the directors, with the exception of Mr. Chase and Mr. Torgerson, have a material relationship with UIL Holdings and therefore, each of the following nominees is independent: Ms. Albright, Ms. Henley-Cohn, Ms. Kelly, Dr. Lahey, Mr. Miglio, Mr. Murdy, Mr. Plummer and Mr. Shassian.  The Board has determined that Mr. Chase and Mr. Torgerson do not meet our independence standards.  Mr. Chase is not independent because he has a beneficial interest in the building known as the Connecticut Financial Center, 157 Church Street, New Haven Connecticut, in which we lease office space.  Mr. Torgerson is not independent because he is the President and Chief Executive Officer of UIL Holdings.

Ms. Kelly, a director, is also a practicing attorney.  In November 2012, Ms. Kelly joined the law firm of Akin Gump Straus Hauer and Feld LLP, or Akin, as a partner and co-chair of the firm’s energy regulatory practice.  At the time Ms. Kelly joined Akin, that firm already represented us in certain federal energy regulatory matters.  We continually consider the roster of law firms that represent us in the various areas of law.  Since the time that Ms. Kelly joined Akin, we have terminated Akin’s representation, and legal work previously performed by Akin has been transitioned to another firm.   In 2013, we paid approximately $216,000 in legal fees to Akin stemming from engagements prior to Ms. Kelly’s arrival at Akin and none of which related to services performed for us by Ms. Kelly.  The Board has considered this relationship and determined that it did not impair Ms. Kelly’s independence.

COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee

Ms. Henley-Cohn, Dr. Lahey, Mr. Miglio and Mr. Torgerson serve on the Executive Committee of the Board of Directors.  Dr. Lahey is the Chair of the Executive Committee.  The Executive Committee is a standing committee that has and may exercise all the powers of the Board when the full Board is not in session.  The Executive Committee held one meeting during 2013.

Audit Committee

Ms. Albright, Ms. Henley-Cohn, Mr. Murdy and Mr. Shassian serve on the Audit Committee of the Board of Directors.  Mr. Shassian is the Chair of the Audit Committee.  All members of the Audit Committee are independent as defined in the listing standards of the NYSE.  The Audit Committee is a standing committee whose functions include monitoring the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and compliance with applicable laws, regulations and company policies; monitoring the independence, qualifications, and performance of our independent auditors and internal audit services and compliance; and providing an open avenue of communication among the independent auditors, financial and senior management, internal audit services and the Board.  In consultation with financial and senior management, the independent auditors and internal audit services, the Audit Committee considers the integrity of our financial reporting processes and controls, discusses significant financial risk exposures and the steps management has taken to monitor, control and report such exposures, and reviews significant findings of the independent auditors and our internal audit services, together with management’s responses to these findings.  The Audit Committee also performs other activities consistent with its charter, our bylaws and governing law, and is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter.   The Board has determined that each member of the Audit Committee is an Audit Committee financial expert, as defined by the regulations of the SEC.  The Audit Committee Charter meets the current requirements of the SEC regulations and the NYSE listing standards.  The Audit Committee charter is posted on our website, www.uil.com, and we will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary at the address set forth on page 53 of this Proxy Statement.  The Audit Committee held five meetings during 2013.

Compensation and Executive Development Committee

Ms. Henley-Cohn, Ms. Kelly, Mr. Miglio, Mr. Murdy and Mr. Plummer serve on the Compensation and Executive Development Committee, or CEDC, of the Board of Directors.  Mr. Murdy is the Chair of the CEDC.  All members of the CEDC are independent as defined in the listing standards of the NYSE.  The CEDC is a standing committee whose functions include the oversight, management and administration of our executive incentive, equity and deferred compensation plans; discharging the responsibilities of the Board relating to compensation of Section 16(b) executive officers, which executive officers are determined annually by the Board; discharging the responsibilities of the Board for administration and oversight of the executive incentive, equity and deferred compensation plans; establishing competitive executive compensation policies and other supplemental compensation and benefit programs, all of which are designed to be internally equitable and externally competitive to attract and retain officers and executives of the highest quality, and to align the interests of such persons with those of our shareowners and customers; making recommendations to the Board regarding the selection of the Company’s CEO and reviewing the CEO’s nominees for other officers; evaluating the annual performance of our CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and amending or recommending changes in such plans.  Additionally, the CEDC is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter.  The CEDC charter is available on our website, www.uil.com, and we will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary.  The CEDC held seven meetings during 2013.  Additional information about the CEDC and our compensation-setting process can be found on pages 22 and 23 of this proxy statement.

Corporate Governance and Nominating Committee

Ms. Albright, Ms. Henley-Cohn, Ms. Kelly and Mr. Miglio serve on the Corporate Governance and Nominating Committee of the Board of Directors.  Mr. Miglio is the Chair of the Corporate Governance and Nominating Committee.  All members of the Corporate Governance and Nominating Committee are independent as defined in the listing standards of the NYSE.  The Corporate Governance and Nominating Committee is a standing committee whose functions include identifying and recommending to the Board for nomination, consistent with our Corporate Governance Guidelines, individuals qualified to serve as our directors, and recommending to the Board the criteria and qualifications for directors; identifying and recommending to the Board, directors qualified to serve on committees of the Board and to serve as committee chairs; recommending to the Board an appropriate Board leadership structure and identifying and recommending to the Board nominees for Chairman; developing and recommending to the Board and annually reviewing a set of corporate governance guidelines applicable to us; evaluating and making recommendations to the Board with respect to the compensation of directors; and overseeing the annual evaluation of Board and committee performance.  Additionally, the Corporate Governance and Nominating Committee is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter.  The Corporate Governance and Nominating Committee charter is available on our website, www.uil.com, and we will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary.  The Corporate Governance and Nominating Committee held four meetings during 2013.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for it to recommend them for election to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board of Directors.  Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth.  Outside consultants have also been employed at times to help in identifying candidates.  Once a candidate is identified whom the Corporate Governance and Nominating Committee wants to seriously consider for nomination, the Chair enters into a discussion with that prospective nominee.  The Corporate Governance and Nominating Committee will consider nominees recommended by shareowners.  Nominees recommended by shareowners will be given appropriate consideration in the same manner as other nominees.  Shareowners who wish to submit the names of nominees for Director for consideration by the Corporate Governance and Nominating Committee for election at our 2015 Annual Meeting of Shareowners may do so by submitting the names of such nominees, with their qualifications and biographical information, in writing, to the Committee in care of the Corporate Secretary, any time between November 4, 1, 2014 and December 4, 2014.

Retirement Benefits Plans Investment Committee

Ms. Albright, Ms. Kelly, Mr. Chase, Mr. Plummer and Mr. Shassian serve on the Retirement Benefits Plans Investment Committee of the Board of Directors.  Mr. Chase is the Chair of the Retirement Benefits Plans Investment Committee.  The Retirement Benefits Plans Investment Committee is responsible for carrying out the Board’s duties in connection with the investment and management of assets held on behalf of the funded employee benefits plans and any trusts established in connection with our non-qualified deferred compensation plans. Additionally, the Retirement Benefits Plans Investment Committee is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter.  The Retirement Benefits Plans Investment Committee charter is available on our website, www.uil.com, and we will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary.  The Retirement Benefits Plans Investment Committee held four meetings during 2013.

The following table summarizes the information set forth above regarding the current composition of the committees of the Board.

Committees of the Board of Directors Table

Name	Executive Committee	Audit Committee	Compensation and Executive Development Committee	Corporate Governance and Nominating Committee	Retirement Benefits Plans Investment Committee
Thelma R. Albright		X		X	X
Arnold L. Chase					C
Betsy Henley-Cohn	X	X	X	X
Suedeen G. Kelly			X	X	X
John L. Lahey	C
Daniel J. Miglio	X		X	C
William F. Murdy		X	C
William B. Plummer			X		X
Donald R. Shassian		C			X
James P. Torgerson	X

C:  Chair  X:  Committee member

TRANSACTIONS WITH RELATED PARTIES AND CODES OF CONDUCT

Under the sixth amendment, dated February 15, 2012, to a lease agreement dated May 7, 1991, we lease our corporate headquarters offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a director and shareowner of UIL Holdings, and members of his immediate family.  During 2013, our lease payments to 157 Church Street, LLC totaled approximately $1.5 million.

The Board adopted a Related Party Transactions Policy on March 25, 2014. The Policy is administered by the Corporate Governance and Nominating Committee. The policy generally defines a “Related Party Transaction” as any transaction or series of transactions in which (i) UIL Holdings or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Party” has a direct or indirect material interest. A “Related Party” is defined as any director or nominee for director, any executive officer, any shareowner owning more than 5% of our outstanding common stock, any immediate family member of any such person or any entity controlled by any of the above. Management submits to the Corporate Governance and Nominating Committee for consideration any proposed Related Party Transaction. The Corporate Governance and Nominating Committee recommends to the Board for approval only those transactions that are in (or not inconsistent with) our best interests. Related Party Transactions are considered in light of the requirements set forth in our Code of Business Conduct for the Board of Directors, including the provisions addressing Conflicts of Interest, and the Company’s Code of Ethics for the Chief Executive Officer, Presidents and Senior Financial Officers. Transactions involving the rendering of services by our public utility subsidiaries at rates fixed in conformity with laws or governmental authority are not subject to this policy.  If management causes us to enter into a Related Party Transaction prior to approval by the Corporate Governance and Nominating Committee, the transaction will be subject to ratification by the Board. If the Board determines not to ratify the transaction, then management will use its best efforts to cancel or annul such transaction.

Our Code of Business Conduct for the Board of Directors, or the Director Code, provides guidance to each director on areas of ethical risk to help directors recognize and address potential conflicts of interest and other ethical issues in order to foster a culture of honesty and accountability.  Specifically, the Director Code provides that directors must avoid conflicts of interest with UIL Holdings and requires that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed promptly to the Non-executive Chair of the Board.  The Director Code provides that directors should seek to identify potential conflicts of interest at an early stage.  Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of the Director Code to the attention of the Chair of the Audit Committee or the Chair of the Corporate Governance and Nominating Committee, who may consult with counsel as appropriate.

Our Code of Ethics for the Chief Executive Officer, Presidents and Senior Financial Officers, or the Officer Code, establishes policies and procedures that (1) encourage and reward professional integrity in all aspects of the financial organization, (2) prohibit and eliminate the appearance or occurrence of conflicts between what is in our best interest and what could result in material personal gain for a member of the organization, (3) provide a mechanism for members of the financial organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior, and (4) requires the officers to demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the financial organization.

Our officers are also subject to our employee Code of Business Conduct, or the Employee Code, which governs potential conflicts of interest and requires the disclosure of all facts in any situation where a conflict of interest may arise.  Copies of the Related Party Transactions Policy, Director Code, Officer Code and the Employee Code are accessible on our website, www.uil.com.

We discourage transactions involving, or that may be perceived as involving, a conflict of interest, and have historically limited the approval of such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of the Board.  Additionally, we require each director and officer to complete an annual questionnaire that solicits, among other items, specific information about (1) each Board member’s individual affiliations with entities with which we and our executives transact business or have an affiliation, (2) any transaction or series of similar transactions involving us and/or our subsidiaries to which the director or any member of the director’s immediate family has a direct or indirect material interest and (3) each Board member’s involvement in legal proceedings affecting us.  Our management reviews these questionnaires annually during the preparation of disclosures to be included in this proxy statement.

COMMUNICATIONS WITH DIRECTORS

In order to provide shareowners and other interested parties with a direct and open line for communication to the independent members of the Board, the Board has adopted the following procedures for confidential communications to directors.  Our shareowners and other interested persons may communicate with the Board by sending a letter to the following address:

Linda L. Randell Senior Vice President and General Counsel UIL Holdings Corporation 157 Church Street New Haven, CT 06506

All communications received in accordance with these procedures will be reviewed by our General Counsel to determine whether the subject matter of the communication should be brought to the attention of the independent directors, the non-management directors, the full Board, or one or more of its committees, as well as whether any response to the communication is appropriate.  Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.  The criteria utilized by the General Counsel to guide the handling of the matter will include whether the communication:

•	relates to matters other than our business or affairs or the functioning or constitution of the Board or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication; and

•	is frivolous or offensive; or otherwise not appropriate for delivery to directors.

Our General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year.  The Corporate Governance and Nominating Committee of the Board will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock beneficially owned, directly or indirectly, as of March 10, 2014, by (i) each of our directors (which includes all nominees for the Board of Directors listed above), (ii) our CEO and our Chief Financial Officer, and each of the three other most highly compensated persons who are our executive officers and (iii) the total, as a group, of all of our directors and executive officers serving as of December 31, 2013.

			Beneficially
Name of Individual or		Stock	Owned Directly
Number of Persons in Group (2)	Shares	Units	or Indirectly
Thelma R. Albright	30,480	96,369	126,849
Arnold L. Chase (1)	1,028,827	20,442	1,049,269
Betsy Henley-Cohn	32,466	12,092	44,558
Suedeen G. Kelly	2,775	7,009	9,784
John L. Lahey	20,884	53,044	73,928
Daniel J. Miglio	32,289	19,730	52,019
William F. Murdy	6,000	71,326	77,326
William B. Plummer	2,286	-	2,286
Donald R. Shassian	18,539	-	18,539
James P. Torgerson	31,202	203,122	234,324
Richard J. Nicholas	26,703	56,717	83,420
John J. Prete	11,459	-	11,459
Linda L. Randell	29,788	22,531	52,319
Steven P. Favuzza	14,833	4,221	19,054
All Directors and executive officers as a group (18 persons) (3)	1,317,606	570,151	1,887,757

(1)  The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 1.9% of the 56,530,649 shares of common stock outstanding as of March 10, 2014, adjusted to reflect Mr. Chase’s right to receive shares of common stock for his stock units.  Shares reported as beneficially owned by Mr. Chase include 427,377 shares directly held by Mr. Chase with respect to which he holds sole voting and investment power; 2,286 shares of restricted stock directly held by Mr. Chase acquired under our director compensation plans, with respect to which he holds sole voting power; 20,442 shares underlying currently exercisable stock units held by UIL Holdings under its non-employee directors’ plan; 44,166 shares directly held by The Sandra and Arnold Chase Family Foundation, Inc., a charitable foundation of which Mr. Chase serves as a director, president and chief executive officer, and with respect to which he may be deemed to hold shared voting and investment power; 554,500 shares directly held by RLC Investments LLC, of which Mr. Chase is a manager, and with respect to which he may be deemed to hold shared voting and investment power; and 498 shares of common stock held by Mr. Chase as custodian for his non-adult children, with respect to which he holds sole voting and investment power.

(2)  The number of shares of common stock beneficially owned by each of the other persons included in the table is less than 1% of the outstanding shares of common stock as of March 10, 2014.

(3)  The number of shares of common stock beneficially owned by all of the directors and executive officers as a group represents approximately 3.3% of the shares of common stock outstanding as of March 10, 2014, adjusted to reflect the additional shares which would be outstanding if all of the directors and executive officers exercised their right to receive shares of common stock for their stock units.

The number of shares listed in the above stock ownership table includes: shares held for the benefit of executive officers that are participating in the 401(k)/Employee Stock Ownership Plan; shares that may be acquired within sixty (60) days of March 10, 2014 through the exercise of previously granted stock options; and stock units that are in stock accounts under both the UIL Holdings Deferred Compensation Plan and our Non‑Employee Directors Common Stock and Deferred Compensation Plan, described below under “Director Compensation.”  Stock units in these plans are payable in an equivalent number of shares of our common stock.

The numbers in the above stock ownership table are based in part on reports furnished by the directors and officers.  Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, or that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of our common stock.  With respect to other directors and officers, the shares reported in the above stock ownership table include, in some instances, shares held by the immediate families of a director or officer or entities controlled by a director or officer, the reporting of which is not to be construed as an admission of beneficial ownership.  All directors who are serving their sixth or greater term own, directly or indirectly, at least 8,500 shares, or have stock units reflecting deferral of at least 8,500 shares, in compliance with the stock ownership guidelines contained in our Corporate Governance Standards.

Each of the persons included in the above stock ownership table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except (a) as described above in footnote (1) regarding Mr. Chase, and (b) that voting and investment power over 3,391 shares owned by Betsy Henley-Cohn is held by a family trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC and the NYSE, and furnish to us, initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on review of reports furnished to us and written representations of our directors and executive officers and persons who beneficially own more than ten percent of our common stock that no other reports were required, during the fiscal year ended December 31, 2013, each of such persons timely complied with all applicable Section 16(a) filing requirements, except that, due to an administrative oversight, a Form 4 disclosing the sale of a fractional share by Mr. Favuzza was not timely filed.  The Form 4 was filed promptly upon becoming aware of the oversight.

EXECUTIVE COMPENSATION
Report of the Compensation and Executive Development Committee*

The Compensation and Executive Development Committee, or CEDC, of the Board of Directors (the Board) of UIL Holdings Corporation (UIL Holdings or the Company) has reviewed and discussed with management the following section of this proxy statement entitled “Compensation Discussion and Analysis” (CD&A) required by Item 402(b) of Regulation S-K.  Based on such review and discussions, the CEDC recommended to the Board that the CD&A be included in the Company’s 2014 Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  This report is provided by the following independent directors, who comprise the CEDC:

William F. Murdy, Chair

Betsy Henley-Cohn

Suedeen G. Kelly

Daniel J. Miglio

William B. Plummer

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company other than the Company’s Annual Report on Form 10-K, under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, except to the extent this report is specifically incorporated by reference.

Compensation Discussion and Analysis

This discussion and analysis of the compensation program for our named executive officers, or NEOs, should be read in conjunction with the tables and text elsewhere in this proxy statement that describe the compensation awarded to, earned by or paid to the NEOs in 2013.

Our Compensation Discussion & Analysis, or CD&A, provides information about the compensation objectives and policies used by the CEDC to determine compensation for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers.  It describes how the CEDC establishes target ranges for total compensation that are consistent with comparable positions in the energy services industry and that we choose to focus on the selected goals and objectives because our success in achieving or exceeding them will allow for sustained returns to our shareowners.  Overall, this CD&A provides a general description of our compensation program and specific information about its various components, which are intended to describe information contained in the executive compensation tables that follow this discussion. Throughout this discussion, the following individuals are referred to collectively as the NEOs for 2013:

•	James P. Torgerson – President and Chief Executive Officer;
•	Richard J. Nicholas – Executive Vice President and Chief Financial Officer;
•	Linda L. Randell – Senior Vice President and General Counsel;
•	Steven P. Favuzza – Vice President and Controller;
•	John J. Prete – Senior Vice President Electric Operations

2013 Non-Binding Advisory Vote on the Compensation of NEOs

In May 2013, our shareowners approved a non-binding advisory proposal on the compensation of NEOs at our 2013 Annual Meeting with over 95% of the votes cast voting in favor of that proposal.  Also in 2013, two major shareholder advisory services recommended “Yes” votes on our proposal.  The CEDC reviewed the results of the shareowner vote and view the high percentage of votes in favor of the proposal as an indication that our shareowners continue to strongly support the pay-for-performance approach of our compensation program.

Executive Summary

Our compensation program is designed to support the achievement of our short-term and long-term performance objectives.  The four elements of the compensation program are:

•	Base salaries which are set competitively around the median of our Comparator Companies (as defined and described below).

•	Annual short-term incentives that have competitive targets and are based on financial and operational criteria critical to delivering superior results for our stakeholders - our gas and electric customers, shareowners and employees.

•	Long-term incentives that are based on the achievement of three year earnings goals and delivering superior returns for our shareowners.

•	Benefits and perquisites which may include both health and welfare benefits and qualified and non-qualified savings and pension plans.

We enter 2014 with optimism and anticipation for continued success.  We reaffirm our commitment to maintaining strong customer service and high reliability, and creating value for our customers and shareowners.  During 2013, our achievements were significant:

•	We ended calendar year 2013 with nearly 15,000 new gas heating customers. This surpassed our established goal of 12,200 set at the beginning of 2013.

•	We successfully executed an equity offering and maintained investment grade credit ratings.

•	Solid management. Prudent fiscal management along with an increase to the electric distribution rate base and additional natural gas distribution sales have strongly contributed to our financial position. At the end of 2013, the state regulatory agency overseeing utilities reconsidered an earlier ruling and allowed UI to recover $9.5 million it had previously denied.

•	We’ve enhanced electric system reliability and service with an infrastructure investment to help protect our substations against the major storms and unconventional flooding of recent years.

•	We’ve continued to demonstrate corporate responsibility in our communities through our direct work and financially. Our role as corporate citizen is just as valuable as the energy and heat we provide to our customers year-round. In 2013 alone, UIL Holdings and its employees contributed almost $370,000 to support 300 nonprofit organizations in our service territories.

The line graph below compares the yearly change in UIL Holdings’ cumulative total shareowner return, or TSR, on its common stock with the cumulative total return on the S&P Composite-500 Stock Index, the S&P Public Utility Index and the S&P Electric Power Companies Index for the period of five fiscal years commencing 2009 and ending 2013.  It reflects superior TSR performance over the last five years relative to the utility indices.

	Dec-08	Dec-09	Dec-10	Dec-11	Dec-12	Dec-13
UL	$100	$101	$114	$142	$152	$172
S&P 500	$100	$126	$145	$148	$172	$228
S&P Public Utility Index	$100	$112	$118	$142	$143	$162
S&P Elect. Pwr. Co. Index	$100	$104	$107	$129	$128	$138

*	Assumes that the value of the investment in UIL Holdings’ common stock and each index was $100 on December 31, 2008 and that all dividends were reinvested. For purposes of this graph, the yearly change in cumulative shareowner return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the year, assuming dividend reinvestment, and (B) the difference in the fair market value at the end and the beginning of the year, by (ii) the fair market value at the beginning of the year. The changes displayed are not necessarily indicative of future returns measured by this or any other method.

The CEDC appropriately rewards executives based on critical financial and operational performance of the Company, while being responsive to regulatory concerns and compensation best practices.  For 2013 the key compensation decisions made by the CEDC included:

•	Continuing to adjust our NEOs’ compensation relative to data in compensation surveys and the compensation paid to executives at the Comparator Companies. In 2011, after the acquisition of the Gas Companies, the CEDC saw market data that seemed to call for significant increases, questioned whether the market increases were a one-year phenomenon or would persist, and decided at that time to bring the NEOs’ compensation to median over the three-year period ending in 2013, instead of all at once. In light of this, NEO compensation for 2013 was determined to be set appropriately based on the CEDC’s analysis of the market data and trends.

•	Authorizing the payment of short-term incentive awards at 138.3% of target, based on actual 2013 performance that exceeded target;

•	Awarding shares equal to 115.6% of the target number of shares based on performance under the 2011-2013 long-term performance share grants against established goals;

•	Granting equity-based performance shares for the 2013-2015 performance period. As with previous three-year cycles, the CEDC determined that it was appropriate to measure performance for incentive payout based on Company Net Income and TSR;

•	Continuing use of a comparator group of energy services companies comparable in size and business mix to use as benchmarks for compensation;

•	Formalizing an anti-hedging policy for directors, officers and employees who receive stock-based compensation;

•	Amending and restating the 2008 Stock and Incentive Compensation Plan

Compensation Philosophy and Objectives

Our compensation philosophy is to offer our NEOs a total compensation package that is equal to or near the median (middle) of the comparable market levels for their positions and is designed to reward achievement of specific, challenging goals that we have tied to our business strategy.  To that end, a significant percentage of each NEO’s compensation is “at risk” and can vary with the Company’s short- and long-term financial performance to encourage superior performance and business achievement.  We achieve this through a mix of base salary, performance-based annual short-term and long-term incentives and benefits and perquisites, which are discussed more fully below.

We believe that the structure of our compensation program rewards the practice of our core values and the achievement of both short-term and long-term objectives, which in turn creates value for our shareowners.  The goals we set for our NEOs reflect that belief.

We also believe that compensation should:
•	Balance risk and reward;
•	Create alignment with shareowners through equity-based incentives and share ownership requirements;
•	attract and retain qualified executives;
•	motivate executives to produce strong operational and financial performance for the benefit of customers and shareowners;
•	be based on the performance of each NEO; and
•	be competitive.

Our Pay Practices

It is our goal to adhere to current best practices with regard to performance-based pay in order to align our NEOs' total compensation with the performance of the Company.  To that end:
•	We review our compensation comparator group annually and seek to include companies that are similar in size and business mix.
•	Our NEOs’ salaries are based on individual performance evaluations, as well as market data.
•	Annual incentives are based on measurable and quantifiable performance of established corporate goals.
•	Long-term incentives are equity-based and are earned solely on the long-term financial performance of the Company through a combination of goals based on earnings and TSR.
•	Incentive plan payouts are capped at 150% of target to assure that our plans do not encourage excessive risk-taking.
•	Claw-back provisions relating to financial restatements have been in place since 2007.
•	Share ownership guidelines have applied to all executive officers since 2007.
•	We have an Anti-Hedging/Pledging Policy which applies to all directors, officers and employees who receive stock-based compensation.
•	The UI Pension Plan was closed to new participants in 2005. In consideration of this, under our on-going contract with Mr. Torgerson, we provide annual time-vested restricted stock grants that are based on a fixed dollar amount that has not changed since 2006. Each restricted stock grant vests evenly over five years and, aside from the share ownership guidelines, there is no additional holding period requirement upon vesting. These grants were negotiated at the time Mr. Torgerson was hired and are intended to be in lieu of a supplemental executive pension. We believe the amount is fair and appropriate.
•	While all of the NEOs have existing employment agreements, no new employment agreements have been entered into in the past several years.
•	Although we maintain a legacy employment agreement provision which provides for excise tax gross-up payments to offset the impact of any excise taxes on excess parachute payments for some of our NEOs, as of December 31, 2013, no excess parachute payment would have existed had they terminated employment, no such provision has been negotiated since 2007, and we do not plan to provide golden parachute excise tax gross-ups in any new employment agreements into which we may enter.
•	Perquisites do not amount to more than $10,000 for any one NEO, and, except for some modest estate and financial planning and tax-preparation assistance, the NEOs are eligible for the same health and welfare and qualified retirement benefits as all our other employees.

•	Change in control payments are made only if the NEO involuntarily loses his or her job without cause and in connection with the change in control (double triggers).

Equity Grant Practices

The CEDC generally makes equity grants, including performance share awards and restricted stock grants, at its March meeting each year.  In the case of newly hired or newly promoted executives, equity grants may be made in connection with the commencement of their employment or promotion.  We do not permit the back dating or “timing” of options or other equity awards.  The exercise price of stock options, and the value of equity awards, is calculated on the basis of the average of the high and the low prices of our common stock as reported on the NYSE on the date of the grant.  We have not issued options since 2005.  As of December 31, 2013, no NEO had outstanding options.

Risk Considerations

The CEDC reviews the risks and rewards associated with our executive compensation program.  The CEDC has the authority to apply negative discretion to formulaic payouts, in other words, to reduce an incentive payment if it believes it is appropriate to do so.  The program is designed with features that mitigate risk without diminishing the incentive nature of the compensation. By setting goal targets that are appropriate and limiting the amount of incentive compensation that can be earned to 150% of those targets, providing meaningful equity grants as part of total compensation, and enforcing share ownership guidelines, we believe our compensation program encourages and rewards prudent business judgment and appropriate risk-taking over both the short- and long-term.

Management and the CEDC regularly evaluate the risks involved with the compensation program and do not believe any components of our compensation program create risks that are reasonably likely to have a material adverse impact on the Company.

Overview of the UIL Holdings Compensation Program

The CEDC believes that the mix of the following elements of our compensation program effectively achieves our objectives as described above:

Element of Compensation	Description
1. Base salary	Intended to recognize the experience and contribution of each NEO and structured to retain such NEO through competitive base compensation.
2. Annual short-term incentives
Cash payments intended to promote the interests of our customers and shareowners by (i) motivating our NEOs to attain established annual performance goals, and (ii) encouraging effective management teamwork.

3. Long-term incentives
Paid primarily in Company common stock and intended to motivate our NEOs to achieve long-range strategic goals, focus on the long-term implication of decisions, to align further their interests with those of our customers and shareowners and to provide superior returns for shareowners.  In addition to performance-based equity awards, executive compensation may include awards of time-vested restricted stock to encourage continued service and to recognize special performance.

4. Benefits and perquisites
May include both qualified and non-qualified savings plans and pension plans designed to provide tax-efficient vehicles for our NEOs to accumulate retirement savings on a tax-deferred basis and to help provide adequate resources for retirement.  A deferred compensation plan provides executives the opportunity to delay receipt of current compensation and to have those deferred amounts treated as if invested in specified investment vehicles. Health and welfare benefits are offered at the same levels and on the same terms as for our other management employees, except as noted in the “All Other Compensation” column of the “Summary Compensation Table.”

Description of Compensation Setting Process

As part of the compensation-setting process, the CEDC makes use of information from various sources: executive compensation survey data, an independent compensation consultant, Mr. Torgerson’s assessment of performance and recommendations for compensation, and the business experience of its members.

Since 2003, the CEDC has consulted with Mr. Steven Hall, a compensation consultant from Steven Hall & Partners (SH&P).  Pursuant to SEC and NYSE rules, the CEDC has assessed the independence of SH&P and concluded that it is an independent consultancy free from any conflicts of interest that would prevent it from advising the Committee.  SH&P provides compensation data from proxy statements of a comparator group of companies which we call “Comparator Companies,” and proprietary surveys to which SH&P subscribes, after working with management to match NEOs to appropriate benchmark survey positions.  Throughout the year, SH&P also shares its insights about trends in executive compensation.  A representative of SH&P attended all CEDC meetings at which executive compensation was discussed.  In 2013, the CEDC did not engage any other advisor.

The group of Comparator Companies against which the CEDC benchmarked when setting 2013 compensation remained unchanged from the previous two years (with the exception of DPL, Inc. which was acquired by AES Corporation in November, 2011).  For 2013, the Comparator Companies were:

AGL Resources, Inc.	Alliant Energy Corporation
Avista Corporation	Black Hills Corporation
Hawaiian Electric Industries, Inc.	IDACORP, Inc.
Northwest Natural Gas Company	NV Energy, Inc.[1]
Piedmont Natural Gas Company, Inc.	Pinnacle West Capital Corp.
Portland General Electric Co.	TECO Energy, Inc.
Unisource Energy Corporation[2]	Vectren Corporation
Westar Energy, Inc.	WGL Holdings, Inc.

As in the past, the selection criteria for the Comparator Companies were revenue (to be within a range that is similar to UIL Holdings’) and business mix (regulated electric and natural gas utilities).  The median revenue for the Comparator Companies was $2.248 billion (ranging from $849 million to $3.665 billion) and the Comparator Companies generally have a similar balance of service in terms of distribution and transmission of electricity and/or natural gas.  The CEDC determined that the market median of both the Comparator Companies and the survey data from energy services companies as presented by SH&P, as appropriate, would serve as a benchmark for each NEO’s total compensation (annual base salary plus incentives) and used it, along with the NEO’s experience, position, responsibilities and tenure, its evaluation of the NEO’s individual performance in light of goals and objectives it established, and the economic conditions in the region, to set compensation levels for the year.

Typically, our planning process begins in the fall of the preceding year when management identifies financial and operational goals, performance measures and action plans to be executed by the business units. These metrics (and associated budget) are presented to the Board for approval.  Once the Board approves the budget, the CEDC approves the goals which become the compensation measures for the NEOs.

In order to help determine the base salary and the percentage allocation of short- and long-term incentives in relation to total compensation for Messrs. Torgerson and Nicholas in 2013, the CEDC consulted with SH&P and reviewed the compensation data for the chief executive officers and chief financial officers of the Comparator Companies, as reported in their proxies.  The CEDC also considered Mr. Torgerson’s performance and Mr. Torgerson’s evaluation of Mr. Nicholas’ performance during the prior year.  Since not all Comparator Companies provided data for the position held by Ms. Randell, the CEDC considered both available proxy data from the Comparator Companies and survey data from energy services companies as presented by SH&P.  None of the Comparator Companies provided

1 NV Energy was acquired by Mid-American in December, 2013.
2 Name changed to UNS Energy

data for the positions held by Messrs. Favuzza or Prete, so the CEDC considered only the survey data of energy services companies.  As with Mr. Nicholas, Mr. Torgerson provided the CEDC with performance evaluation assessments and compensation recommendations for Ms. Randell, Mr. Favuzza and Mr. Prete.

Role of CEDC in Setting Compensation

Compensation for our NEOs is set under the terms of our executive compensation program, which is overseen by the CEDC.  The CEDC determines the compensation of the Chief Executive Officer, the Chief Financial Officer and the other NEOs based on its evaluation of their performance in light of goals and objectives it has established, as well as Comparator Company and/or survey data and recommendations from SH&P.  The CEDC reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in executive session with the Non-executive Chair of the Board in light of these goals and objectives, a self-appraisal prepared by the Chief Executive Officer and input from directors not serving on the CEDC, and determines and approves the Chief Executive Officer’s compensation level based on their evaluation.  The CEDC also approves the total compensation for any other individuals deemed by the Board to be executive officers under Section 16(b) of the Securities Exchange Act of 1934, as amended, including the annual base salary, annual short-term incentive and long-term incentive awards after consultation with SH&P and Mr. Torgerson.

The CEDC establishes the performance goals applicable to the annual and long-term incentive compensation programs, administers the programs and certifies that performance goals and any other material terms were satisfied before authorizing payment of any awards.

Role of SH&P

During 2013, the CEDC continued to retain SH&P as its independent compensation consultant to assist and advise the CEDC regarding all policies and plans pertaining to compensation of the NEOs and other officers and key employees of UIL Holdings and its subsidiaries.  The CEDC directly engaged SH&P and is solely responsible for hiring, firing and approving compensation of the consultant.  The consultant does not perform administrative, actuarial, or other services for us apart from its engagement by the CEDC for executive compensation consulting services and matters related to director remuneration for the Board.  As described above, SH&P assisted the CEDC by providing proprietary survey data as well as establishing and providing information on the Comparator Companies.  In particular, by periodically reporting on executive incentive and compensation trends, SH&P assisted the CEDC in its determination of base salaries of executives, designing performance criteria and goals under short- and long-term incentive plans, and advising on appropriate levels of compensation and incentives for particular executive positions.

Role of Our Management in Setting Compensation

The Chief Executive Officer recommends compensation levels to the CEDC for all of the other NEOs.  These recommendations are based on survey data collected from publicly available compensation surveys, comparator company proxy analysis, recommendations by SH&P, and the Chief Executive Officer’s evaluation of the NEOs’ performance in light of our goals and objectives established for the year.  In 2013, the Senior Vice President of Human Resources worked with SH&P and prepared materials to be reviewed by the Chief Executive Officer, who then made the recommendations to the CEDC.  No other member of management was present when the Chief Executive Officer discussed compensation with the CEDC.  The Chief Executive Officer’s recommendations were not binding on the CEDC.  The Chief Executive Officer does not provide recommendations regarding his own compensation.

Components of Compensation

Base Salary

We set base salaries at levels intended to recognize the responsibility associated with the particular executive position, the NEO’s experience and skills, and the need for base salaries to be competitive within the marketplace from which UIL Holdings draws its executive talent.  These decisions are influenced by the level of experience and demonstrated performance of the NEO in the position.  In evaluating the NEOs’ base salaries in March 2013, the CEDC determined that some adjustments were required to continue to meet our compensation objectives.  During deliberations in executive session with Mr. Hall of SH&P, the CEDC determined that the following base salary increases were appropriate:

Named Executive Officer	% 2013 Base Salary Increase over 2012	2013 Salary as a % of Median
Mr. Torgerson	5.6%	100%
Mr. Nicholas	10.7%	100%
Ms. Randell	6.1%	99%
Mr. Favuzza	8.3%	98%
Mr. Prete	4.2%	92%

In arriving at Mr. Torgerson’s base salary increase of 5.6%, the CEDC considered the compensation data for the chief executive officers of the Comparator Companies, Mr. Torgerson’s continued consistent long-term performance, and his performance in 2012, which included: managing the impacts of super storm Sandy and a powerful Nor’easter which hit UIL Holdings’ coastal Connecticut service territory; improving our year over year earnings per share despite one of the warmest winters in recorded history; exceeding our target for conversion of customers to gas heat by almost 10%; maintaining the investment grade of all our companies’ debt; and  continued development of relationships in the community, with legislators and other state officials, state business leaders, the PURA and FERC commissioners.  Mr. Nicholas’ increase was based on the CEDC’s assessment of his salary as compared to the market median for other chief financial officers, as well as his leadership of the financial organization and the oversight of the SAP Phase III project.  Ms. Randell’s salary adjustment was based on her management of the legal requirements of the Company in 2012, particularly the regulatory and legislative initiatives and the review of her total compensation relative to market data and chief legal officers of the Comparator Companies.  Mr. Favuzza’s salary adjustment was based on the market data and his leadership of the Controller’s function, including tax and financial planning.  Mr. Prete’s salary adjustment was based on his responsibilities to lead the overall electric transmission and distribution operations and the comparison to the market data for similar positions.  Mr. Prete was promoted into his current position in November, 2012.

Incentive Compensation

The UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan, or 2008 Stock Plan, as amended and restated May 14, 2013, was approved by shareowners and provides for both short-term and long-term incentive compensation.  Generally, incentive awards made under the 2008 Stock Plan are intended to be “performance-based” compensation and the CEDC has the authority to exercise discretion to reduce the amount of incentives awarded in accordance with the terms of the incentive plans.

As with base salaries, the CEDC considers proxy and market data, input from SH&P, and recommendations from Mr. Torgerson when setting the target annual short-term and long-term percentage of base salary that each NEO could be awarded based on the attainment of target goals.  When the CEDC reviewed the target total remuneration (base salary, plus annual short-term incentive, plus long-term incentive) in 2013, it determined that some adjustments were appropriate in order to bring the individual NEOs closer to the market median for their job title.  Based on these reviews of annual short-term and long-term incentives, the CEDC increased Mr. Torgerson’s short-term target from 75% and his long-term target from 180%, Mr. Nicholas’ long-term target from 100%, and, Mr. Prete’s short-term target from 35% and his long-term target from 50%, all as a percentage of base salary and as shown below for each NEO:

Named Executive Officer	Short-term Target (Percentage of Base Salary)	Long-term Target (Percentage of Base Salary)
Mr. Torgerson	100%	200%
Mr. Nicholas	50%	115%
Ms. Randell	50%	90%
Mr. Favuzza	35%	45%
Mr. Prete	40%	65%

After the completion of the performance period (which is one year for the annual short-term incentive and three years for the long-term incentive) the CEDC approves actual payouts of incentive awards to be made no later than March 15th of the year following the end of the performance period.  The incentive grants and the goal levels of performance (including threshold, target and maximum) associated with each program for 2013 and for 2013 –2015 were set in February, 2013.  Goals are set so that NEOs receive:

•	No payment unless a threshold level of goal performance is achieved;
•	An incentive payment equal to 50% of the target incentive compensation for threshold level performance achieved;
•	An incentive payment equal to 100% of the target incentive compensation for target level performance achieved;
•	An incentive payment of 150% of target incentive compensation for achievement of the maximum level of performance.

In most cases, payments of incentives are interpolated (or pro-rated) for attainment of goals between threshold and target and between target and maximum levels of performance achieved.  This means that, for example, if goal results came in exactly between target and maximum, the incentive earned would be 125% of target incentive compensation.

In February 2013, the CEDC certified the 2012 performance results, and approved payment of 2012 short-term incentives and the 2010 – 2012 long-term incentives.

Short-term Incentive Compensation

All of the NEOs participated in the 2013 Senior Executive Incentive Compensation Program.  The annual short-term performance goals in this program were based on the achievement of financial, reliability/operational compliance, and safety goals.  Goals were intended to maintain the NEOs’ focus on the interests of our customers and shareowners.  The financial goal of UIL Holdings Net Income was set based on the budget approved by the Board in December 2012.  The capital projects goal applied an earned value measurement, or EVM, against our top ten major projects.  It is a quantitative methodology used to measure and communicate the real physical progress of a project.  EVM measures actual work completed, time elapsed and dollars spent versus planned work, time elapsed and dollars spent and encourages cost savings and timely implementation.  The natural gas business growth goal was established based on our strategic plan.  The Reliability/Operational Compliance goals were set to maintain or improve operations and customer service.  These goals were focused on pipeline safety, SAIDI (average outage durations at UI), and reduction in 3rd party claims due to call-before-you-dig activities and environmental fines.  The safety goals were based on a variety of metrics set at each of our operating companies as reflected on their respective balanced scorecards which are used to calculate incentives for all of our non-union employees.  The inclusion of reliability/operational compliance goals and safety goals illustrates our commitment to those operational aspects of our businesses.  Accordingly, the CEDC felt that it was important that a portion of the NEOs’ incentives be determined by the Company’s performance of these goals.  The CEDC concluded that the targets and weights set for these goals were appropriate in light of their importance, the level of attainment of these goals in the past, and target goals for the future.

At its February 2014 meeting, the CEDC certified the 2013 performance results and approved the 2013 incentive payments.  The 2013 goals, weights and results were as follows:

SEICP Goals	UIL Holdings Net Income (millions)	Capital Projects Earned Value - CPI	Capital Projects Earned Value - SPI	Gas Business Growth - New gas customers	Reliability/Operational Compliance Matrix	Safety Matrix
Goal Maximum	$115	1.05	1.05	13,300	0	0
Goal Target	$109	1	1	12,200	5	5
Goal Threshold	$104	0.97	0.95	11,500	8	8

Goal Weight	60%	5%	5%	10%	10%	10%
Goal Result	$117	1.11	0.96	14,947	3.9	3.3
Percent of Target Achieved	150%	150%	60%	150%	111%	117%
Weighted Result	90.0%	7.5%	3.0%	15.0%	11.1%	11.7%

Net income is primarily UIL Holdings' consolidated net income, excluding acquisition-related impacts.  Capital Projects Earned Value CPI and SPI measure the difference between time and dollars spent versus planned.  Being on-time and on-budget on all of the selected capital projects equals one. Completing projects ahead of schedule or below budget is greater than one.  Gas Business Growth is number of new gas heating customers.  The Reliability/Operational Compliance Matrix is comprised of four components: Pipeline Safety fines; SAIDI, which measures the average duration of non-major storm outages for UI; Reduction in 3rd Party Claims which relates to Call Before You Dig activities, and; Environmental fines..  The Safety Metric measures performance of five safety indicators at the four operating companies.

Based on the goal results, the CEDC determined that the overall percent of target achieved under the 2013 Senior Executive Incentive Compensation Program annual incentive plan was 138.3%, which means that the cumulative final results, as well as the amount of annual short-term incentives received by the NEOs, were 38.3% above the targets set by the CEDC for the NEOs.

Each NEO’s target award expressed as a percentage of his or her base salary, the incentive payable at target and the actual goals performance appear in the table below.  The methodology used for each NEO to calculate these percentages is as follows, using Mr. Torgerson as an example:

The sum of weighted goals results shown above (90% + 7.5% + 3% + 15% + 11.1% + 11.7% = 138.3%), rounded to 138%, multiplied by his target incentive amount of $750,000 equals $1,035,000.

Based on the results and the associated weightings of these goals, the actual incentive payments earned by the NEOs for 2013 were as follows:

Percent of Base Salary Earned for 2013 Annual Incentives
	Mr. Torgerson	Mr. Nicholas	Ms. Randell	Mr. Favuzza	Mr. Prete
Base salary	$750,000	$415,000	$350,000	$260,000	$300,000
% of Salary at Target	100%	50%	50%	35%	40%
$ at Target	$750,000	$207,500	$175,000	$91,000	$120,000
2013 Performance	138%	138%	138%	138%	138%
Total Percent of Salary Earned	138%	69%	69%	48%	55%
Actual Incentive Earned	$1,035,000	$286,350	$241,500	$125,580	$165,600

Long-Term Incentive Compensation 2011 - 2013
We have a performance-based long-term incentive compensation equity component for the NEOs.  For the 2011 – 2013 incentive period, the CEDC established goals in February 2011 as UIL Holdings Net Income (defined as the cumulative net income in millions over the three-year period) and TSR percentage rank for the three-year period (relative to 85 other utilities in the Edison Electric Institute index).

The goals, weights and results for the 2011 – 2013 long-term performance period were as follows:

	UIL Holdings Net Income (millions)	Total Shareowner Return
Goal Maximum	$329	1st Quintile
Goal Target	$309	3rd Quintile
Goal Threshold	$289	4th Quintile

Goal Weight	67%	33%
Goal Result	$318.3	3rd Quintile
Percent of Target Achieved	123%	100%
Weighted Result	82.6%	33.0%

In February 2014, the CEDC awarded the NEOs long-term incentives based on the results of these long-term goals.  Those equity awards were drawn from the 2008 Stock Plan, the equity plan in effect at the time of the March 2011 grants.  The table below details the number of shares that were granted to each NEO, the value of those shares at that time, the number of shares earned as of December 31, 2013, due to performance relative to the previously-established goals, the appreciation in value of UIL Holdings stock from the time it was granted, and the value of those shares to the executive.

Incentive Amounts Earned for 2011 - 2013 Performance
	Mr. Torgerson	Mr. Nicholas	Ms. Randell	Mr. Favuzza	Mr. Prete
Base salary	$675,000	$345,000	$314,000	$225,000	$265,000
% of Salary at Target	165%	85%	85%	45%	50%
$ at Target	$1,113,750	$293,250	$266,900	$101,250	$132,500
Performance Shares Granted	36,290	9,560	8,700	3,300	4,320
2011 - 2013 Performance	116%	116%	116%	116%	116%
UIL Shares Earned/Awarded	42,096	11,090	10,092	3,828	5,011
Change in UIL Stock Price From Grant to Award	28%	28%	28%	28%	28%
Value of UIL Shares Earned	$1,648,058	$434,174	$395,102	$149,866	$196,181

Long-Term Incentive Compensation 2013 - 2015

Equity grants made for the 2013 – 2015 performance period will be drawn from the 2008 Stock Plan.  In general, the performance shares granted under the 2008 Stock Plan in connection with the 2013 – 2015 long-term performance period will vest as of December 31, 2015, unless they vest earlier upon a change in control.  If an NEO’s separation from service date occurs during the period and is due to death, disability or retirement, performance shares not yet vested as of that date will continue to vest subject to compliance with any covenants relating to competition, solicitation and non-disparagement.  Retirement means termination of employment after attainment of age 62 ½, or 55 and 10 years of service.  If termination is due to any reason other than death, disability, retirement, or change in control, performance shares not yet vested as of the date the NEO terminates will be forfeited and cancelled.  The number of shares to be awarded for performance achieved at threshold, target, and maximum is specified on the “Grants of Plan Based Awards Table” found later in this proxy statement.  The number of shares ultimately awarded to an NEO is dependent upon the level of attainment of the pre-established performance goals and will be determined at the end of the three-year period.

The performance goals for the 2013 – 2015 performance period are based upon the attainment of specific levels of cumulative Net Income (67%) and TSR (33% weight) as approved by the CEDC, with vesting of 50%, 100% or 150% of the target amount of performance shares if the “threshold,” “target” or “maximum” level of performance is achieved, respectively.

	Threshold	Target	Maximum
Net Income	Target - $30M	3-Year cumulative	Target + $30M
Total Shareholder Return	4th Quintile	3rd Quintile	1st Quintile

Due to the material, non-public nature of a three year net income forecast, the Company does not disclose the Target amount.

TSR is determined as follows:

Volume weighted average closing price of UIL Holdings common stock for the last quarter of 2015, minus the volume weighted average closing price of UIL Holdings common stock for the first quarter of 2013, plus dividends per share for 2013 through 2015. The quotient obtained by this calculation is compared to the TSR of all companies reported by the Edison Electric Institute and the FBR Utility Index to establish our relative performance, measured on a quintile scale.  There were 81 unique companies in the two indices at the time this goal was approved.

Benefits and Perquisites

We offer the NEOs both tax-qualified and non-tax-qualified retirement benefits designed to provide savings opportunities to plan participants and to help ensure adequate income replacement upon retirement.

Qualified retirement plans:

•	The United Illuminating Company Pension Plan, or UI Pension Plan. This is a traditional defined benefit type of pension plan for employees of UIL Holdings and UI. The UI Pension Plan was closed to non-unionized employees of UIL Holdings and UI hired on or after May 1, 2005. Mr. Torgerson and Ms. Randell were both hired after that date and therefore are not covered by this plan.

•	The UIL Holdings Corporation 401(k)/Employee Stock Ownership Plan, or the UIL KSOP. This is a defined contribution retirement savings plan. All of the NEOs participated in the UIL KSOP and thus received a company match (limited to a maximum of $7,650 in 2013) equal to 100% of the first 2% and 50% of the next 2% of compensation contributed by the NEO. Additionally, non-unionized employees hired on or after May 1, 2005, receive an automatic annual employer contribution under this Plan equal to 4% of salary (up to a maximum of $10,200 in 2013), plus $1,100, subject to IRS maximums. Mr. Torgerson and Ms. Randell were hired after that date and therefore received those contributions.

Non-qualified plans:

•	The UIL Holdings Deferred Compensation Plan, or DCP. The DCP is designed to permit eligible executives to make elective deferrals of compensation and thus save for retirement in greater amounts than permitted under the UIL KSOP.

•	The United Illuminating Company Supplemental Executive Retirement Plan, or UI SERP. This plan is designed to provide benefits based on the UI Pension Plan formula, but calculated on compensation in excess of applicable qualified plan limits. Because Mr. Torgerson and Ms. Randell are not covered by the qualified UI Pension Plan, they are also not covered by the UI SERP.

Perquisites provided by the Company in 2013 did not exceed $10,000 for any NEO.  Perquisites offered to the NEOs include estate and financial planning and tax return preparation.

Termination Payments and Benefits; Change in Control

UIL Holdings has either directly, or through UI, entered into employment agreements with its NEOs.  The purpose of the employment agreements is to:

•	ensure predictability in determining such NEO’s terms and conditions of employment; and
•	provide for an orderly mechanism for terminations of employment and for reasonable compensation to the NEO in the event of a termination without cause.

The CEDC also allows designated executives to participate in the UIL Holdings Change in Control Severance Plan II, or CIC Plan II.  The purpose of the CIC Plan II is to provide all NEOs and certain of our other executives with appropriate assurances of continued income and other benefits for a reasonable period of time if the executive’s employment with the Company is involuntarily terminated in connection with a change in control of the Company, thereby encouraging the continued attention and dedication of executives to the continued success of the Company.

Termination and change in control payments and benefits are more fully described for each NEO in the section of this proxy entitled “Payments Upon Termination or Change In Control.”

Executive Share Ownership

We believe that senior management should have a significant, sustained equity interest in UIL Holdings in order to link their interests more closely with those of shareowners.  To promote this philosophy, we adopted equity ownership guidelines for senior management, effective as of January 1, 2007.  These guidelines require each member of senior management to own shares of UIL Holdings common stock (not including unexercised options) equal in value to the following multiples of annual base salary:  Chief Executive Officer – three times annual base salary; Chief Operating Officer, Chief Financial Officer, Senior and Executive Vice Presidents – two times annual base salary; and Vice Presidents – one time annual base salary.  Individuals subject to the guidelines as of the January 1, 2007 effective date were required to achieve applicable ownership levels by January 31, 2012.  Officers appointed after January 1, 2007 are expected to achieve applicable ownership guidelines within five years of appointment.  As of March 10, 2014, Messrs. Torgerson, Nicholas, Favuzza and Ms. Randell had met their ownership guidelines.  Mr. Prete was promoted to Senior Vice President in May 2013 and has three years to meet his required ownership level.  Exceptions to the guidelines may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the CEDC.

Named Executive Officer	Value of Record Date Shareholdings	Required Ownership Level	Record Date Ownership Level
Mr. Torgerson	$8,966,720	3X base salary	12.0X base salary
Mr. Nicholas	$3,192,178	2X base salary	7.7X base salary
Ms. Randell	$2,002,056	2X base salary	5.7X base salary
Mr. Favuzza	$729,127	1X base salary	2.8X base salary
Mr. Prete	$438,494	2X base salary	1.5X base salary

The Effect of Accounting and Tax Treatment on the Company’s Compensation Decisions

The 2008 Stock Plan is a shareowner-approved plan designed to comply with the requirements of federal tax laws on deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code.  We consider federal tax implications prior to making executive compensation decisions and generally prefer to preserve deductibility when possible.  However, we may make payments or awards, where appropriate, to retain and provide competitive incentives to an NEO, even if the compensation is not deductible.  In 2013, we did not pay, or commit to pay, any non-deductible compensation through any grant or any other action of the Company.

Recapture (Clawback) Policy

We have a policy that applies in the event that the Company is required to restate its financial statements due to material non-compliance of the Company with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of a covered executive.  This policy requires executives designated by the CEDC (currently, those participating in our short- and long-term incentive compensation plans) to reimburse the Company for the difference between (i) the amount of any bonus, incentive or equity compensation paid in light of the erroneous financial statement, and (ii) the amount that would have been paid, if any, under the restated financial statements.  This policy is intended to supplement the forfeiture provisions applicable to the Chief Executive Officer and Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002 (or any successor provision).  Since the adoption of this policy, the Company has not had to restate its financial statements due to a material non-compliance as described above and, as a result, has not had to recapture any payments made to any executive.

Policy Against Hedging/Pledging UIL Holdings Stock

In 2013, the Board adopted a formal Anti-Hedging/Pledging Policy.  The policy prohibits members of the Board, our officers and any employee who receives stock-based compensation from hedging their ownership of UIL Holdings common stock, including trading in options, puts, calls, or other derivative instruments related to UIL Holdings common stock, and from pledging or selling “short” UIL Holdings common stock.

Structure, Authority and Role of the Compensation Committee

•	The CEDC is comprised of five independent directors of the Board. Directors are designated as independent in accordance with the Board’s own policy regarding the independence of directors, which conforms to, or is more exacting than, the independence requirements of the NYSE and the SEC.
•	The CEDC Charter is posted on the UIL Holdings website at www.uil.com. A printed copy of the CEDC Charter will be provided free of charge to any shareowners upon request.
•	The CEDC reviews and approves all aspects of compensation (base salaries, annual performance awards, long-term incentives and other benefits) for the Chief Executive Officer and the other NEOs.
•	The CEDC determines the compensation of the Chief Executive Officer, the Chief Financial Officer and the other NEOs based on its evaluation of their performance in light of goals and objectives it has established, as well as market and/or survey data and recommendations from its outside independent compensation consultant.
•	The CEDC establishes the performance goals applicable to the annual and long-term incentive compensation programs, administers the programs and certifies that performance goals and any other material terms were satisfied before authorizing payment of any awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, none of the members of the CEDC (Ms. Henley-Cohn, Ms. Kelly, Mr. Miglio, Mr. Murdy and Mr. Plummer) (i) served as an officer or employee of the Company or its subsidiaries, (ii) was formerly an officer of the Company or its subsidiaries, or (iii) entered into any related party transactions with the Company.  During 2013, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the CEDC, (ii) served as director of another entity, one of whose executive officers served on the CEDC, or (iii) served as member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a member of our Board.

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation for 2013, 2012 and 2011 of the Chief Executive Officer, the Chief Financial Officer, and each of the three other most highly compensated individuals in 2013 who were executive officers of UIL Holdings.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James Torgerson - President and Chief	2013	$738,411	$-	$1,511,750	$-	$1,035,000	$-	$23,962	$3,309,123
Executive Officer	2012	$673,269	$-	$1,303,750	$-	$559,125	$-	$23,243	$2,559,387
	2011	$662,500	$-	$1,151,500	$-	$653,100	$-	$24,200	$2,491,300
Richard Nicholas - Executive Vice	2013	$403,462	$-	$456,000	$-	$286,350	$53,027	$9,375	$1,208,214
President and Chief Financial Officer	2012	$352,500	$-	$360,000	$-	$196,875	$263,394	$8,690	$1,181,459
	2011	$338,750	$-	$282,250	$-	$222,500	$147,363	$26,621	$1,017,484
Linda Randell - Senior Vice President	2013	$344,231	$-	$301,000	$-	$241,500	$-	$20,150	$906,881
and General Counsel	2012	$313,000	$-	$285,000	$-	$173,250	$-	$19,300	$790,550
	2011	$310,500	$-	$256,900	$-	$182,300	$-	$21,738	$771,438
Steven Favuzza - Vice President and	2013	$254,231	$-	$112,000	$-	$125,580	$31,487	$8,850	$532,148
Controller	2012	$226,731	$-	$104,000	$-	$88,200	$178,551	$8,200	$605,682
	2011	$221,750	$-	$97,250	$-	$101,600	$82,380	$4,900	$507,880
John Prete - Senior Vice President of	2013	$296,538	$-	$186,000	$-	$165,600	$-	$7,650	$655,788
Electric Operations	2012	$270,731	$-	$138,000	$-	$105,840	$471,421	$7,500	$993,492
	2011	$261,250	$-	$128,000	$-	$110,325	$177,985	$6,367	$683,927

(1)	“Stock Awards” (column (e)) amounts reflect the grant date value of the long-term incentive equity awards made in 2013, 2012, and 2011, respectively, at a target level of performance as described in the CD&A. Included in this column are the grant date values of restricted stock awarded as follows: $78,500, $78,750, and $78,750, to Mr. Torgerson in 2013, 2012, and 2011, respectively. The grant date value of each long-term incentive equity award for Mr. Torgerson, assuming the maximum goal achievement, was $1,933,000, $1,651,000, and $1,444,000 for 2013, 2012, and 2011, respectively. The grant date value of each long-term incentive equity award for Mr. Nicholas, assuming the maximum goal achievement, was $615,000, $485,000, and $380,000 for 2013, 2012, and 2011, respectively. The grant date value of each long-term incentive equity award for Ms. Randell, assuming the maximum goal achievement, was $406,000, $384,000, and $346,000 for 2013, 2012, and 2011, respectively. The grant date value of each long-term incentive equity award for Mr. Favuzza, assuming the maximum goal achievement, was $151,000, $139,000, and $131,000 for 2013, 2012, and 2011, respectively. The grant date value of each long-term incentive equity award for Mr. Prete, assuming the maximum goal achievement, was $251,000, $186,000, and $172,000 for 2013, 2012, and 2011, respectively.
(2)	“Non-Equity Incentive Plan Compensation” (column (g)) reflects the annual short-term cash incentives earned as of December 31, 2013, December 31, 2012, and December 31, 2011, regardless of whether payment had been made to the NEO as of that date, under pre-established performance targets that have been achieved pursuant to the 2008 Stock Plan. Grants made under this program in 2013 are disclosed under the “Grants of Plan Based Awards Table.”

(3)	“Change in Pension Value and Nonqualified Deferred Compensation Earnings” (column (h)) includes, for each NEO, the aggregate increases in actuarial value during 2013, 2012, and 2011 of all defined benefit plans (including qualified defined benefit and supplemental executive retirement plans) in which the executive participated, attributable to compensation increases, an additional year of service, and changes in the discount rate used in calculating the actuarial present value. The change in pension value is calculated based on the earliest date that each NEO would be entitled to receive an unreduced pension benefit from the UI Pension Plan. In determining the amount disclosed, the Company has used interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Please see Note G entitled “Pension and Other Benefits” in the Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2013, December 31, 2012, and December 31, 2011, included in the Company’s Annual Reports on Form 10‑K filed with the SEC on February 20, 2014, February 21, 2013, and February 22, 2012, respectively, for a discussion of these assumptions.
(4)	“All Other Compensation” (column (i)) amounts include: (a) Company cash contributions to the UI KSOP; (b) pay for unused vacation; (c) personal estate and financial planning or tax advice; (d) Company cash contributions to health savings accounts made available to all employees; and (e) parking allowance made available to all employees who work and park in the UIL Holdings New Haven corporate office location. Non-qualified deferred compensation is reported on the “Non-Qualified Deferred Compensation Table” and not in “All Other Compensation.” The amount reported for Mr. Torgerson in 2013 includes: (i) $7,650 in Company matching contributions to the UI KSOP; (ii) $11,300 employer contribution under the UI KSOP (for employees hired after May 1, 2005); (iii) $3,812 in financial and estate planning and tax return preparation assistance; and (iv) $1,200 in parking allowance. The amount reported for Mr. Nicholas in 2013 includes: (i) $7,650 in Company matching contributions to the UI KSOP; (ii) $525 for tax return preparation assistance; and (iii) $1,200 in parking allowance. The amount reported for Ms. Randell in 2013 includes: (i) $7,650 in Company matching contributions to the UI KSOP; (ii) $11,300 employer contribution under the KSOP (for employees hired after May 1, 2005); and (iii) $1,200 in parking allowance. The amount reported for Mr. Favuzza in 2013 includes $7,650 in Company matching contributions to the UI KSOP and $1,200 in parking allowance. The amount reported for Mr. Prete in 2013 is the Company matching contribution to the UI KSOP.

Employment Agreements of Named Executive Officers

In order to understand the “Summary Compensation Table,” it is essential to understand the Employment Agreements of the NEOs.

We entered into an employment agreement with Mr. Torgerson, dated January 23, 2006, under which Mr. Torgerson was appointed President of UIL Holdings.  On July 1, 2006, Mr. Torgerson was appointed Chief Executive Officer of UIL Holdings.  Mr. Torgerson’s employment agreement continued in effect until December 31, 2007, whereupon it automatically renewed for a one-year period and will continue to do so annually unless we provide Mr. Torgerson with a 90 day notice of our decision not to renew the agreement.  The employment agreement provides an annual base salary of $525,000, subject to review and possible adjustment by the Board at least annually.  Mr. Torgerson’s annual base salary was $750,000 as of April 1, 2013.  Effective April 6, 2014, Mr. Torgerson’s annual base salary will increase to $800,000.  Mr. Torgerson is also entitled to participate in our annual short-term and long-term incentive programs.  In addition, during each year in the term of his employment agreement, Mr. Torgerson is entitled to an annual grant of restricted stock to be awarded by the CEDC in an amount equal to that number of shares which results from dividing $78,750 by the fair market value of our common stock on the date of the grant, but limited to no more than 3,333 shares per year.  This annual grant was negotiated when Mr. Torgerson was hired and was intended to be in lieu of a SERP benefit.  Each such grant will vest ratably over a five year period.  On March 24, 2014, the CEDC awarded Mr. Torgerson X,XXX shares of restricted stock pursuant to such provision.  If Mr. Torgerson (i) has his employment terminated by us without cause, or (ii) separates from service on account of our breach of his employment agreement, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

Our direct subsidiary, UI, entered into an employment agreement with Mr. Nicholas, dated March 1, 2005. The agreement had an original term of two years and automatically renews for additional one-year periods unless we provide Mr. Nicholas with a 90 day notice of our decision not to renew the agreement. This agreement provides an annual base salary of $227,000, subject to upward revision by the Board at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the Board contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings.  Mr. Nicholas’ annual base salary was $415,000 as of April 1, 2013.  Effective April 6, 2014, Mr. Nicholas’ annual base salary will increase to $430,000. Mr. Nicholas is also entitled to participate in our annual short-term and long-term incentive programs.  If Mr. Nicholas (i) has his employment terminated by us without cause, or (ii) separates from service on account of our breach of his employment agreement, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

We entered into an employment agreement with Ms. Randell, dated February 28, 2007, under which Ms. Randell was appointed Senior Vice President and General Counsel of UIL Holdings.  The agreement had an original term of two years, ending March 25, 2009, and automatically renews for additional one-year periods unless we provide Ms. Randell with a 90 day notice of our decision not to renew the agreement.  This agreement provides an annual base salary of $275,000, subject to review and possible adjustment by the Board at least annually.  Ms. Randell’s annual base salary was $350,000 as of April 1, 2013.  Effective April 6, 2014, Ms. Randell’s annual base salary will increase to $362,000.  Ms. Randell is also entitled to participate in our annual short-term and long-term incentive programs.  In addition, in recognition of the forfeiture by Ms. Randell of certain partnership benefits resulting from her separation from her former law firm, under her employment agreement, Ms. Randell was awarded a one-time grant of shares of restricted stock valued at $150,000 at the date of the grant, which fully vested in March 2012.  If Ms. Randell (i) has her employment terminated by us without cause, or (ii) separates from service on account of our breach of her employment agreement, she will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UI entered into an employment agreement with Mr. Favuzza, dated July 1, 2005. The agreement had an original term of two years and automatically renews for additional one-year periods unless we provide Mr. Favuzza with a 90 day notice of our decision not to renew the agreement.  This agreement provides an annual base salary of $139,100, subject to revision by the Board at such times as the salary rates of other officers are reviewed by the directors.  Mr. Favuzza’s annual base salary was $260,000 as of April 1, 2013.  Effective April 6, 2014, Mr. Favuzza’s annual base salary will increase to $268,000.  Mr. Favuzza is also entitled to participate in our annual short-term and long-term incentive programs.  If Mr. Favuzza (i) has his employment terminated by us without cause, or (ii) separates from service on account of our breach of his employment agreement, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UI entered into an employment agreement with Mr. Prete, dated April 5, 2004. The agreement had an original term of two years and automatically renews for additional one-year periods unless we provide Mr. Prete with a 90 day notice of our decision not to renew the agreement.  This agreement provides an annual base salary of $150,000, subject to revision by the Board at such times as the salary rates of other officers are reviewed by the directors.  Mr. Prete’s annual base salary was $300,000 as of April 1, 2013.  Effective April 6, 2014, Mr. Prete’s annual base salary will increase to $325,000.  Mr. Prete is also entitled to participate in our annual short-term and long-term incentive programs.  If Mr. Prete (i) has his employment terminated by us without cause, or (ii) separates from service on account of our breach of his employment agreement, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information for each NEO regarding the estimated payouts of the short-term incentives on goals set for 2013, the long-term incentives on goals set for the 2013 – 2015 performance period, as well as the number of restricted shares granted to any NEO.  No stock options were awarded to our NEOs during the year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold # of Shares	Target # of Shares	Max # of Shares	All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
James Torgerson - President and CEO	3/25/2013	$375,000	$750,000	$1,125,000	19,365	38,730	58,095	2,033	-	-	$1,511,750
Richard Nicholas - Executive Vice President and CFO	3/25/2013	$103,750	$207,500	$311,250	6,160	12,320	18,480	-	-	-	$456,000
Linda Randell - Senior Vice President and General Counsel	3/25/2013	$87,500	$175,000	$262,500	4,065	8,130	12,195	-	-	-	$301,000
Steven Favuzza - Vice President and Controller	3/25/2013	$45,500	$91,000	$136,500	1,510	3,020	4,530	-	-	-	$112,000
John Prete - Senior Vice President of Electric Operations	3/25/2013	$60,000	$120,000	$180,000	2,515	5,030	7,545	-	-	-	$186,000

Grants of Plan Based Awards Table Narrative:

Non-Equity Incentive Plan Awards

The grants made by the CEDC on March 25, 2013, and reflected under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to the 2008 Stock Plan.  These grants are short-term incentive awards, payable in cash upon the achievement of certain performance criteria described below.  The dollar amounts listed in columns (c), (d) and (e) represent the cash amounts to be paid upon achievement of threshold, target and maximum levels of performance, respectively.

Target annual short-term incentive performance goals were set under the Senior Executive Incentive Compensation Plan for the NEOs in February 2013.  In March 2013, incentive targets were expressed as a percentage of base salary.  Performance goals were established to focus the executives’ attention on corporate financial performance, customer satisfaction/reliability, and safety.  These goals are described more extensively in the Compensation Discussion and Analysis section of this proxy statement.

Equity Incentive Plan Awards-- Long-Term Incentive Program

Equity grants made by the CEDC on March 25, 2013, are reflected under “Estimated Future Payouts Under Equity Incentive Plan Awards.”  These grants are long-term incentive awards, payable in shares of UIL Holdings common stock drawn from the 2008 Stock Plan (to the extent possible within the limits of such plan), upon the achievement of certain performance criteria.  Any portion of performance shares that cannot be paid in stock due to applicable plan limits will be paid in cash.  The share amounts listed in columns (f), (g) and (h) represent the numbers of shares of UIL Holdings common stock to be drawn from either the 2008 Stock Plan or, if an award is deferred, the UIL Holdings Corporation Deferred Compensation Plan, upon the achievement of threshold, target and maximum levels of performance, respectively. Details of the long-term equity incentive awards are provided in the Compensation Discussion and Analysis section of this proxy statement.

Other Stock Awards

A grant made by the CEDC on March 25, 2013, to Mr. Torgerson was made pursuant to the 2008 Stock Plan and the terms of his employment agreement, and is reflected under “All Other Stock Awards.”  Mr. Torgerson’s employment agreement calls for an annual award equal to $78,750 divided by the fair market value of UIL Holdings common stock on the date of the grant (vesting ratably over a five-year period).  Such restricted stock is forfeitable to the extent not vested in the event that Mr. Torgerson terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause.  Grants of restricted stock include the right to receive dividend payments after the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table provides information for each NEO regarding awards of performance-based shares associated with the Company’s long-term incentive plan and restricted stock that had not vested and remained outstanding as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securitites Underlying Unexercised Options (#) Exercisable	Date Options Vested	Number of Securitites Underlying Unexercised Options (#) Unexercisable	Equity Incenitve Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James Torgerson - President and CEO	-	-	-	-	$-		7,232	$280,240	75,830	$2,938,413
Richard Nicholas - Executive Vice President and CFO	-	-	-	-	$-			$-	23,210	$899,388
Linda Randell - Senior Vice President and General Counsel	-	-	-	-	$-			$-	16,750	$649,063
Steven Favuzza - Vice President and Controller	-	-	-	-	$-			$-	6,150	$238,313
John Prete - Senior Vice President of Electric Operations	-	-	-	-	$-			$-	9,210	$356,888

(1)
The outstanding awards listed for Mr. Torgerson represent the unvested portion of: 3,333 shares of restricted stock that vest ratably over a five year period beginning March 23, 2009; 2,789 shares of restricted stock that vest ratably over a five year period beginning March 22, 2010; 2,566 shares of restricted stock that vest ratably over a five year period beginning February 28, 2011; 2,286 shares of restricted stock that vest ratably over a five year period beginning March 23, 2012; and 2,033 shares of restricted stock that vest ratably over a five year period beginning March 25, 2013;

(2)	Shares are valued using the closing price of UIL Holdings common stock as of December 31, 2013: $38.75.
(3)
Grants made by the CEDC in March 2012 and March 2013, pursuant to the 2008 Stock Plan.  These grants are long-term performance-based incentive awards, payable in shares of UIL Holdings common stock upon the achievement of certain performance criteria.  The share amounts listed represent the number of shares of UIL Holdings common stock to be paid upon the achievement of target levels of performance and are valued using the closing price ($38.75/share) of UIL Holdings common stock as of December 31, 2013.  The performance periods for each grant runs for three years, beginning on January 1, 2012 or 2013, and ending on December 31, 2014 or 2015, respectively.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information for each NEO regarding the exercise of stock options in 2013, and the vesting of long-term performance shares for the 2011 – 2013 performance period and restricted stock in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting(1) (#)	Value Realized on Vesting (2) ($)
(a)	(b)	(c)	(d)	(e)
James Torgerson - President and CEO	-	$-	51,451	$2,003,026
Richard Nicholas - Executive Vice President and CFO	-	$-	14,433	$559,987
Linda Randell - Senior Vice President and General Counsel	-	$-	13,435	$520,916
Steven Favuzza - Vice President and Controller	-	$-	5,954	$229,878
John Prete - Senior Vice President of Electric Operations	-	$-	5,011	$196,181

(1)
Share totals represent performance and restricted shares that vested during 2013 (although they may not have been issued during 2013).  As of December 31, 2013, the NEOs became vested in certain three-year performance share grants that had been awarded in 2011.  The payments under the performance share agreements for those grants were based upon the achievement of net income and total shareholder return measures during the performance period, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at threshold, target, or maximum levels, respectively.  On February 13, 2014, the CEDC certified that 2011 – 2013 performance goals were achieved at 116% of target.  As a result, these NEOs were determined by the CEDC to be entitled to the following number of shares of UIL Holdings common stock with respect to their long-term performance share awards: Mr. Torgerson – 42,096; Mr. Nicholas – 11,090 shares; Ms. Randell – 10,092 shares; Mr. Favuzza – 3,828 shares; and Mr. Prete 5,011.  In addition, Mr. Torgerson also vested in 2,668 previously-granted shares of restricted stock.

(2)	The value realized on vesting is based on the average of the high and low prices of UIL Holdings common stock as of the date the applicable performance or restricted shares vested.

PENSION BENEFITS TABLE

The following table shows the estimated actuarial present value of the accumulated pension benefits for the individuals listed from one or more of the following sources: (i) the UI Pension Plan, a tax-qualified defined benefit pension plan, (ii) the UI SERP, a plan that provides benefits based on compensation in excess of that which can be taken into account under the UI Pension Plan, and (iii) if applicable, supplemental pension provisions contained in the NEO’s employment agreement.  The present value is calculated as of December 31, 2013, based on service and compensation through that date, and is actuarially equivalent to the annual benefits payable as a single life annuity under each such defined benefit pension plan at the earliest age at which a NEO could retire without benefit reduction.  The assumptions in the notes to the table below are consistent with the assumptions provided in the consolidated notes to audited financial statements of the Company for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on February 20, 2014.  Amounts earned under nonqualified defined contribution plans are not reported on the following table, but are reported in the table entitled “Non-qualified Deferred Compensation.”

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
James Torgerson - President and Chief Executive Officer(1)	N/A			$-
Richard Nicholas - Executive Vice President and Chief Financial Officer	UI Pension Plan	12.667	$425,304	$-
Richard Nicholas - Executive Vice President and Chief Financial Officer	UI SERP	12.667	$565,506	$-
Linda Randell - Senior Vice President & General Counsel(1)	N/A			$-
Steven Favuzza - Vice President and Controller	UI Pension Plan	12.417	$456,675	$-
Steven Favuzza - Vice President and Controller	UI SERP	12.417	$145,787	$-
John Prete - Senior Vice President of Electric Operations	UI Pension Plan	33.500	$1,337,475	$-
John Prete - Senior Vice President of Electric Operations	UI SERP	33.500	$460,539	$-

(1)	Mr. Torgerson and Ms. Randell are not eligible for participation in any Company pension plan.
(2)
Calculations reflect actual form of payment elections for UI SERP benefits; 75% 50J&S annuity/25% lump sum from the UI Pension Plan.  Lump sums are calculated using the 12/31/2013 FASB ASC 715 disclosure assumptions, specifically a 5.20% discount rate for the UI Pension Plan, a 4.90% discount rate for the UI SERP and the lump sum prescribed mortality table.  Annuities are calculated using the 12/31/2013 FASB ASC 715 disclosure assumptions, specifically a 5.20% discount rate for the UI Pension Plan, a 4.90% discount rate for the UI SERP and the 2013 IRS Static Annuitant Mortality Table.

Pension Benefits Table Narrative:

UI Pension Plan

The UI Pension Plan covers eligible employees of UIL Holdings and UI.  The UI Pension Plan was closed to new participants effective as of May 1, 2005 with respect to non-unionized employees hired on or after that date.  As a result, Mr. Torgerson and Ms. Randell, each of whom was hired after such date, are not eligible to participate.  Messrs. Nicholas, Favuzza and Prete are participants in the UI Pension Plan.

Retirement benefits under the plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (Final Average Compensation). Under the current UI Pension Plan formula, a participant’s annual accrued benefit equals 1.6% multiplied by Final Average Compensation multiplied by Years of Benefit Service up to 30 years.  A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing UI Pension Plan benefits, “annual earnings” includes total compensation from the Company, as reported on Form W-2 for a calendar year, plus elective deferrals made during a calendar year under our cafeteria plan and/or the UI KSOP. It excludes any amounts contributed to, or the value of benefits under, any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees.

Under the UI Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The plan also permits benefits to commence on or after reaching “Early Retirement.”  In order to qualify for early retirement benefits under the plan, a participant must retire after reaching at least age 55 and being credited with 10 years of vesting service.  If a participant is at least age 58, and the sum of his or her age and years of service equals 88 (the “rule of 88”) when he or she retires from active employment with the Company, then pension benefits will not be reduced for early commencement.  Pursuant to the terms of the UI Pension Plan, if a participant retires on or after May 16, 2003, having reached age 55 and before age

58, and the sum of his or her age and years of service equals at least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his or her retirement date precedes age 58.  If a participant with 10 years of service retires on or after age 55 and the rule of 88 is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his or her retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his or her retirement is on or after age 55 and before age 58.  As of December 31, 2013, Messrs. Nicholas, Favuzza and Prete were retirement-eligible.

Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $255,000 for 2013.  This limit was used in calculating the qualified plan benefits set forth in the table above.

Company Supplemental Executive Retirement Plan (SERP) Benefits

Our supplemental retirement benefits come from three possible sources:  (i) the UI SERP; (ii) the NEO’s employment agreement; and (iii) the CIC Plan II.  Under the terms of the UI SERP, each of Messrs. Nicholas, Favuzza and Prete are entitled, upon their retirement, to a benefit equal to the difference between (A) what his annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date (as defined in the UI Pension Plan), without his compensation being limited by Section 401(a)(17) of the Code, and  (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed.  In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not.  Finally, under the terms of the CIC Plan II, in the event of a change in control (as defined under the CIC Plan II) followed by the actual or constructive termination of the executive’s employment within 24 months thereafter, Mr. Nicholas is credited with two additional years of service for purposes of computing a non-qualified deferred compensation benefit that is based on the UI Pension Plan formula.  The value of the two additional years of service is calculated as the increase in the lump sum value of the UI Pension Plan and UI SERP benefit.

Since Mr. Torgerson and Ms. Randell were hired after the UI Pension Plan was amended to exclude newly hired employees from participation, they are also not participants in the UI SERP.  Nor do their employment agreements provide for any supplemental executive retirement benefit.

UI maintains a “rabbi trust” which contains certain insurance policies and other assets, intended to help UI and UIL Holdings satisfy their respective obligations to executives under the UI SERP.  The trust is also intended to assist UIL Holdings in meeting its obligations under the CIC Plan II in the event of a change in control of UIL Holdings.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information about our NEOs’ nonqualified deferred compensation as of December 31, 2013.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
James Torgerson - President and Chief Executive Officer	$1,062,889	$-	$555,449	$-	$7,793,368
Richard Nicholas - Executive Vice President and Chief Financial Officer	$99,318	$-	$291,241	$-	$2,652,717
Linda Randell - Senior Vice President & General Counsel	$-	$-	$227,813	$-	$1,759,784
Steven Favuzza, - Vice President and Controller	$-	$-	$13,776	$-	$161,966
John Prete - Senior Vice President of Electric Operations	$-	$-	$-	$-	$-

(1)	Amounts shown are included in the Summary Compensation Table.
(2)	Deemed investment results.

Nonqualified Deferred Compensation Table Narrative:

Under the UIL Holdings Corporation Deferred Compensation Plan, or DCP, executives may elect to defer certain elements of compensation.  These elements include up to 85% of base salary and 100% of increases in salary, 100% of short- and long-term incentive payments, and up to 100% of restricted shares and performance shares (deferred in the form of stock units).  Such deferrals are not matched by employer contributions although the Plan does allow for discretionary employer contributions.  Except for those deferrals deemed invested in stock units, participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products.  The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses, and no above-market earnings are credited.

With respect to the fiscal year ended December 31, 2013, the deemed investments under the DCP earned the following rates of return:

Fund Name	Y-T-D Total Return
Short Term Reserve Funds
Vanguard Prime Money Market Fund	2.00%
Client-Specific Funds
UIL Holdings Stock Fund	13.39%
Bond Funds
Vanguard Total Bond Market Index Fund Investor Shares	-2.26%
Balanced Funds
Vanguard Target Retirement 2020 Fund	15.85%
Vanguard Target Retirement 2025 Fund	18.14%
Vanguard Target Retirement 2040 Fund	24.37%
Vanguard Wellesley Income Fund Investor Shares	9.19%
Stock Funds
Vanguard 500 Index Fund Investor Shares	32.18%
Vanguard Emerging Markets Stock Index Fund Investor Shares	-5.19%
Vanguard Equity Income Fund Investor Shares	30.07%
Vanguard Explorer Fund Investor Shares	44.36%
Vanguard Global Equity Fund	27.65%
Vanguard International Growth Fund Investor Shares	22.95%
Vanguard Mid-Cap Growth Index Fund Investor Shares	32.02%
Vanguard Mid-Cap Index Fund Investor Shares	35.00%
Vanguard Selected Value Fund	42.04%
Vanguard Small-Cap Index Fund Investor Shares	37.62%
Vanguard Small-Cap Value Index Fund	36.41%
Vanguard U.S. Growth Fund Investor Shares	35.49%

Deferrals of restricted shares and performance shares are deemed invested in Company stock units as of the date that the shares would otherwise vest. The rate of return of the stock units is determined by reference to the price of UIL Holdings common stock.  With the exception of restricted stock units and stock units attributable to vested performance shares, which must remain deemed invested in UIL Holdings common stock, participants can change their investment directions with respect to their nonqualified deferred compensation accounts on a daily basis.

At the same time that a DCP participant makes a deferral election with respect to a particular year, he or she must also elect the timing and form of payment from among the options available under the DCP.  These options include distribution in a specific future year as a scheduled ‘in-service withdrawal’ and distribution after employment ends due to retirement, termination or disability.  Unscheduled withdrawals are not permitted; however, ‘hardship’ distributions for unforeseeable emergencies such as sudden or unexpected illness or accident of the participant or his or her dependent or casualty losses are permitted.  Scheduled in-service distributions may commence as soon as three years after the end of the year in which the deferral is effective and, in accordance with the timely election of the participant, may be paid either in a lump sum or in annual installments over a two to five year period from the distribution commencement date.  Distribution upon retirement, termination or disability will be paid in a lump sum if the participant’s account balance is $10,000 or less. If timely elected by the participant and the account balance is over $10,000, distributions may be made in installments over a five, ten or fifteen year period.  The commencement of distributions is subject to a six month delay for key employees in order to comply with Section 409A of the Internal Revenue Code. Any change in an election governing the timing of distributions or form of payment must be filed at least one year prior to the date the distribution would otherwise have commenced, must further delay commencement of the distribution by at least five years, and cannot be given effect until one year after the new ‘change’ election is filed.

The deferrals that participants make under the DCP and earnings thereon are general unsecured obligations of the Company, thus DCP participants are unsecured creditors of the Company.  We have established a “rabbi trust” to help with payment of DCP balances to plan participants, particularly in the event of a change in control of the Company.  In the event of the insolvency or bankruptcy of the Company, any assets in this trust will be marshaled and held for the benefit of our general creditors.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO’s employment agreement provides for certain severance payments and benefits in the event that he or she has an involuntary separation from service without cause or for Good Reason (including due to a breach of his or her employment agreement by the employer, or upon the non-renewal of the NEO’s employment agreement at the election of the employer).  In addition, in the event of an involuntary separation from service without cause or due to a breach of an employment agreement by the employer within 24 months following a change in control, such NEO is entitled to severance payments and benefits payable under the CIC Plan II.  Each executive is also entitled to certain benefits in the event of termination due to retirement, death or disability.  These payments and benefits are more fully described below.

Termination Benefits for Named Executive Officers

The tables below provide an estimate of the payments that would be made to each of the NEOs under various termination scenarios.  The amounts shown are estimates assuming that such termination was effective as of December 31, 2013.  The actual amounts to be paid for the remaining NEOs can only be determined at the time of such individual’s termination of employment from the Company.

James P. Torgerson Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement, Disability or Death	Involuntary Separation from Service without Cause or for Good Reason	For Cause Termination	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC
	($)	($)	($)	($)	($)
Severance	$0	$0	$1,500,000	$0	$2,250,000
Annual Incentive	$0	$1,035,000	$1,035,000	$0	$1,035,000
Long-Term Incentive	$0	$4,597,769	$0	$0	$4,597,769
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$22,110	$0	$22,110
Continuation of Other Benefits	$0	$0	$0	$0	$16,500
280G Tax Gross-up	$0	$0	$0	$0	$0

Total:	$0	$5,632,769	$2,557,110	$0	$7,921,379

If Mr. Torgerson had an involuntary separation from service without cause or on account of a breach of his employment agreement by the Company (i.e., for “Good Reason”), as of December 31, 2013, he would have been entitled to the following:  (i) his annual incentive earned for 2013 paid in a lump sum; (ii) lump sum severance equal to the sum of one year of his annual base salary immediately prior to the date of his termination (Base Salary) plus one times his target annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination (Annual Incentive Compensation); and (iii) participation in our medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee.  In the event the involuntary separation from service was on account of non-renewal of his employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Mr. Torgerson’s Base Salary, and the subsidized medical and dental benefits would not have been provided.  In order to receive severance and other benefits, Mr. Torgerson is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in his employment agreement.

If Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II he would be entitled to receive a lump sum severance payment equal to three times his Base Salary, minus his Target Total Remuneration.  (Target Total Remuneration is one times Base Salary plus one times Annual Incentive Compensation, plus the amount of the most recently approved target long-term incentive award.)  In addition, Mr. Torgerson would be entitled to (i) participate in our medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment (in lieu of continued participation in our other welfare benefit plans) equal to three times the “welfare benefit supplement” amount (determined by the CEDC, presently $5,500); and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code.  However, as of December 31, 2013, no excess parachute payment would have existed and, accordingly, no gross-up would have been required.  In order to receive severance and other benefits under the CIC Plan II, Mr. Torgerson is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in his employment agreement.  Also, if Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Torgerson died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to the date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned).  If Mr. Torgerson voluntarily terminated his employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned.  Under all termination scenarios, Mr. Torgerson (or his beneficiary) would be entitled to receive any accrued vested benefits under the UI KSOP and the DCP, in accordance with their terms.

Richard J. Nicholas Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement, Disability or Death*	Involuntary Separation from Service without Cause or for Good Reason	For Cause Termination	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC
	($)	($)	($)	($)	($)
Severance	$0	$0	$1,245,000	$0	$1,245,000
Annual Incentive	$286,350	$286,350	$286,350	$0	$286,350
Long-Term Incentive	$1,336,995	$1,336,995	$0	$0	$1,336,995
UI SERP / Pension Supplement	$571,610	$571,610	$734,434	$0	$734,434
Post-termination Medical and Life Ins.	$59,420	$59,420	$85,675	$59,420	$85,675
Continuation of Other Benefits	$0	$0	$0	$0	$11,000
280G Tax Gross-up	$0	$0	$0	$0	$0

Total:	$2,254,375	$2,254,375	$2,351,459	$59,420	$3,699,454

*The amount shown for the UI SERP relates only to Disability; the amount payable upon death would have been $348,000.

If Mr. Nicholas had an involuntary separation from service without cause or for Good Reason (including because his employment agreement was not renewed), as of December 31, 2013, Mr. Nicholas would have been entitled to the following: (i) his annual incentive earned for 2013 paid in a lump sum; (ii) lump sum severance equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation (at target), minus (B) his Target Total Remuneration; (iii) a supplemental lump sum payment, paid from the UI SERP, that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan would have increased had he been credited with two (2) additional years of service; (iv) two additional years of service credit for purposes of calculating his benefits payable under our retiree medical benefit plans, and; (v) participation in our medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee.  Mr. Nicholas would also be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).  In order to receive severance and other benefits, Mr. Nicholas is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in his employment agreement.

If Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration.  In addition, Mr. Nicholas would be entitled to (i) participate in our medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) a supplemental lump sum payment that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan would have increased had he been credited with two (2) additional years of service; (iv) two additional years of service credit for purposes of calculating his benefits payable under our retiree medical benefit plans; and (v) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code.  However, as of December 31, 2013, no excess parachute payment would have existed and, accordingly, no gross-up would have been required.  In order to receive severance and other benefits under the CIC Plan II, Mr. Nicholas is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in his employment agreement.  Also, if Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Nicholas died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro-rated to date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned).  If Mr. Nicholas voluntarily terminated his employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned.  However, Mr. Nicholas has satisfied the age and service requirements for retirement.  Under all termination scenarios, Mr. Nicholas (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the DCP, in accordance with their terms, and retiree medical and life insurance benefits.  Under all termination scenarios, other than a termination for cause, Mr. Nicholas (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

The UI SERP and post-termination Medical and Life amounts shown for Mr. Nicholas reflect the total value he is eligible for from those plans including pre and post enhancement provisions as defined above for each scenario.

Linda L. Randell Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement, Disability or Death	Involuntary Separation from Service without Cause or for Good Reason	For Cause Termination	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC
	($)	($)	($)	($)	($)
Severance	$0	$0	$525,000	$0	$700,000
Annual Incentive	$0	$241,500	$241,500	$0	$241,500
Long-Term Incentive	$0	$1,046,998	$0	$0	$1,046,998
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$11,047	$0	$11,047
Continuation of Other Benefits	$0	$0	$0	$0	$5,500
280G Tax Gross-up	$0	$0	$0	$0	$0

Total:	$0	$1,288,498	$777,547	$0	$2,005,045

If Ms. Randell had an involuntary separation from service without cause or for Good Reason, as of December 31, 2013, she would have been entitled to the following:  (i) her annual incentive earned for 2013 paid in a lump sum; (ii) lump sum severance equal to one year of her Base Salary plus one times her Annual Incentive Compensation (at target); and (iii) participation in our medical and dental plans for the COBRA continuation period on the same basis as if she were an active employee.  In the event the involuntary separation from service was on account of non-renewal of her employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Ms. Randell’s Base Salary, and the subsidized medical and dental benefits would not have been provided.  In order to receive severance and other benefits, Ms. Randell is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in her employment agreement.

If Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II, she would be entitled to receive a lump sum severance payment equal to two times her Base Salary, minus her Target Total Remuneration.  In addition, Ms. Randell would be entitled to (i) participate in our medical and dental plans during the COBRA continuation period on the same terms as an active employee, (ii) a lump sum payment equal to one times the “welfare benefit supplement” amount, and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code.  However, as of December 31, 2013, no excess parachute payment would have existed and, accordingly, no gross-up would have been required.  In order to receive severance and other benefits under the CIC Plan II, Ms. Randell is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in her employment agreement.  Also, if Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under her employment agreement she would be entitled to payments on account of a covenant not to compete equal to one times her Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Ms. Randell died, retired, or otherwise terminated her employment due to disability (as defined in her employment agreement), she (or her beneficiary) would be entitled to (i) her annual incentive compensation (pro rated to date of termination) paid in a lump sum, and (ii) any long-term incentive awards, paid at the end of the performance period (if earned).  If Ms. Randell voluntarily terminated her employment (not on account of breach by the Company), she would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit her annual incentive compensation and long-term incentive awards that were not yet earned.  Under all termination scenarios, Ms. Randell (or her beneficiary) would be entitled to receive her accrued vested benefits under the UI KSOP and the DCP, in accordance with their terms.

Steven P. Favuzza Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement, Disability or Death*	Involuntary Separation from Service without Cause or for Good Reason	For Cause Termination	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC
	($)	($)	($)	($)	($)
Severance	$0	$0	$351,000	$0	$526,500
Annual Incentive	$125,580	$125,580	$125,580	$0	$125,580
Long-Term Incentive	$389,116	$389,116	$0	$0	$389,116
UI SERP / Pension Supplement	$148,919	$148,919	$148,919	$0	$148,919
Post-termination Medical and Life Ins.	$59,158	$59,158	$68,783	$59,158	$82,872
Continuation of Other Benefits	$0	$0	$0	$0	$8,250
280G Tax Gross-up	$0	$0	$0	$0	$0

Total:	$722,773	$722,773	$694,282	$59,158	$1,281,237

*The amount shown for the UI SERP relates only to disability; the amount payable upon death would have been $85,000.

If Mr. Favuzza had an involuntary separation from service without cause or for Good Reason (except on account of his employment agreement not being renewed), as of December 31, 2013, Mr. Favuzza would have been entitled to the following: (i) his annual incentive earned for 2013 paid in a lump sum; (ii) lump sum severance equal to the sum of his Base Salary plus his Annual Incentive Compensation (at target); and (iii) participation in our medical and dental plans during the COBRA continuation period on the same basis as if he were an active employee.  If Mr. Favuzza had an involuntary separation from service for Good Reason on account of his employment agreement not being renewed, as of December 31, 2013, Mr. Favuzza would have been entitled to the following: (i) his annual incentive earned for 2013 paid in a lump sum; and (ii) lump sum severance equal to the sum of six months of his Base Salary.  In order to receive severance and other benefits, Mr. Favuzza is required to execute a general release and adhere to the non-compete and non-solicitation provisions in his employment agreement.

If Mr. Favuzza were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II he would be entitled to receive a lump sum severance payment equal to one and a half times the sum of his Base Salary plus his Annual Incentive Compensation (at target).  In addition, Mr. Favuzza would be entitled to (i) participate in our medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to one and one-half (1.5) times the “welfare benefit supplement” amount; and (iii) one and one-half (1.5) additional years of service credit for purposes of calculating his benefits payable under our retiree medical benefit plan.  Notwithstanding the foregoing, if any portion of the payments that Mr. Favuzza has the right to receive would constitute excess parachute payments as determined under Section 280G of the Internal Revenue Code, the amount of the lump sum severance would be reduced to the largest amount that will result in no excise tax being imposed under Section 4999 of the Internal Revenue Code.  In order to receive severance and other benefits under the CIC

Plan II, Mr. Favuzza is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions.

If Mr. Favuzza died, retired, or terminated due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned).  Under the terms of Mr. Favuzza’s  employment agreement, if he were to voluntarily terminate employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned.  However, Mr. Favuzza has satisfied the age and service requirements for retirement.  Under all termination scenarios, Mr. Favuzza (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the DCP, in accordance with their terms, and retiree medical and life insurance benefits.  Under all termination scenarios, other than a termination for Cause, Mr. Favuzza (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

The UI SERP and post-termination Medical and Life amounts shown for Mr. Favuzza reflect the total value he is eligible for from those plans including pre and post enhancement provisions as defined above for each scenario.

John Prete Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement, Disability or Death*	Involuntary Separation from Service without Cause or for Good Reason	For Cause Termination	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC
	($)	($)	($)	($)	($)
Severance	$0	$0	$840,000	$0	$840,000
Annual Incentive	$165,600	$165,600	$165,600	$0	$165,600
Long-Term Incentive	$553,982	$553,982	$0	$0	$553,982
UI SERP	$477,162	$477,162	$477,162	$0	$477,162
Post-termination Medical and Life Ins.	$183,406	$183,406	$208,287	$183,406	$208,287
Continuation of Other Benefits	$0	$0	$0	$0	$11,000
280G Tax Gross-up	$0	$0	$0	$0	$0

Total:	$1,380,150	$1,380,150	$1,691,049	$183,406	$2,256,031

*The amount shown for the UI SERP relates only to disability; the amount payable upon death would have been $402,000.

If Mr. Prete had an involuntary separation from service without cause or for Good Reason (including because his employment agreement was not renewed), as of December 31, 2013, Mr. Prete would have been entitled to the following: (i) lump sum severance equal to two times the sum of his Base Salary plus his Annual Incentive Compensation (at target); (ii) his annual incentive earned for 2013 paid in a lump sum; (iii) a supplemental lump sum payment, paid from the UI SERP, that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan would have increased had he been credited with two (2) additional years of service; (iv) two additional years of service credit for purposes of calculating his benefits payable under our retiree medical benefit plans; and (v) participation in our medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee.  In order to receive severance and other benefits, Mr. Prete is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in his employment agreement.

If Mr. Prete were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II he would be entitled to receive a lump sum severance payment equal to two times the sum of his Base Salary plus his Annual Incentive Compensation.  In addition, Mr. Prete would be entitled to (i) participate in our medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) a supplemental lump sum payment that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan would have increased had he been credited with two (2) additional years of service; and (iv) two additional years of service credit for purposes of calculating his benefits payable under our retiree medical benefit plans.  Notwithstanding the foregoing, if any portion of the payments that Mr. Prete has the right to receive would constitute excess parachute payments as determined under Section 280G of the Internal Revenue Code, the amount of the lump sum severance would be reduced to the largest amount that will result in no excise tax being imposed under Section 4999 of the Internal Revenue Code.  In order to receive severance and other benefits under the CIC Plan II, Mr. Prete is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in his employment agreement.

If Mr. Prete died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro-rated to date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned).  If Mr. Prete voluntarily terminated his employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned.  However, Mr. Prete has satisfied the age and service requirements for retirement.  Under all termination scenarios, Mr. Prete (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the DCP, in accordance with their terms, and retiree medical and life insurance benefits.  Under all termination scenarios, other than a termination for cause, Mr. Prete (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

The UI SERP and post-termination Medical and Life amounts shown for Mr. Prete reflect the total value he is eligible for from those plans including pre and post enhancement provisions as defined above for each scenario.

Non-competition and Non-solicitation Covenants

All the NEOs are bound by non-competition and non-solicitation covenants for a period of twelve months from termination.  In order to receive severance payments and other benefits upon a termination without cause, or termination following a change in control, the NEO is required to comply with a provision that prohibits the executive for twelve months from (i) becoming employed by, entering into a consulting arrangement with or otherwise performing services for a competitor; (ii) diverting business, directly or indirectly, from the Company or any affiliate, or interfering with our customer or supply relationships; or (iii) attempting to interfere with our relationships with our employees. The definition of a “competitor” is tailored to the particular business of the NEO’s direct employer (e.g., UIL Holdings, UI).  Further, the NEO is required to maintain the confidentiality of the Company’s methods of doing business, marketing and strategic business plans, customer lists and the like.  These provisions survive the termination of the NEO’s employment agreement.  A breach will result in the forfeiture of any termination or change-of-control payments or benefits then still owing to the NEO, and the Company expressly reserves the right to seek injunctive relief.

EQUITY COMPENSATION PLAN INFORMATION (1)

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [Excluding Securities Reflected in Column (a)] (c)

Equity Compensation Plans Approved by Security Holders	827,561	(2)	–	1,295,145	(3)

Equity Compensation Plans Not Approved by Security Holders	None		–	–

Total	827,561	(2)	–	1,295,145	(3)

(1)	Information is as of December 31, 2013.
(2)	Includes 325,041 shares of deferred restricted stock and performance shares, and 502,520 performance shares to be issued upon satisfaction of applicable performance and service requirements.
(3)	These shares remain available under the 2008 Stock Plan and can be used for all awards allowed under the plan including restricted stock, restricted stock units and performance shares.

DIRECTOR COMPENSATION

The following table details the total compensation of our non-employee directors for the year ended December 31, 2013.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thelma R. Albright	$54,750	$93,000					$147,750
Arnold L. Chase	$47,250	$93,000					$140,250
Betsy Henley-Cohn	$62,000	$93,000					$155,000
Suedeen G. Kelly	$59,000	$93,000					$152,000
John L. Lahey	$67,000	$133,000					$200,000
Daniel J. Miglio	$60,000	$93,000					$153,000
William F. Murdy	$63,500	$93,000					$156,500
William B. Plummer	$33,000	$93,000					$126,000
Donald R. Shassian	$60,500	$93,000					$153,500

“Fees Earned or Paid in Cash” (column (b)) include an annual retainer fee and committee chair and meeting fees.
“Stock Awards” (column (c)) amounts reflect the grant date fair value of the 2013 equity grants made in May 2013.

Directors who are employees of UIL Holdings or its subsidiaries receive no compensation for their service as directors and are compensated in accordance with our executive compensation policy and objectives. Our policy and objectives in establishing director compensation are to provide overall compensation that is designed to pay directors fairly for the time and work required for a director of a company of our size and scope, and align directors’ interests with the long-term interests of shareowners.  The director compensation structure is discussed in detail in the following paragraphs.

Director compensation has two components: a cash component and an equity component.  Non-employee directors, other than the Non-Executive Chair of the Board, are compensated with an annual retainer fee of $21,000, paid in the form of four equal quarterly payments of $5,250; meeting fees of $1,250 for each meeting of the Board and each meeting of a committee of the Board attended by the committee member; and an annual equity grant of restricted stock in May valued at $93,000 on the date of grant.  The chair of the Audit Committee also receives $12,500.  The chair of the CEDC receives $10,000 and each of the chairs of the other Board committees receives $5,000.  Dr.

Lahey receives $200,000 as Non-Executive Chair, $67,000 payable in cash and $133,000 payable in equity valued on the date of grant.  The cash portion of the Non-Executive Chair’s compensation is pro-rated and paid monthly.  The Non-Executive Chair is not paid additional meeting fees or a fee for chairing the Executive Committee.

In May 2013, we made grants of restricted stock valued at $93,000 to each non-employee director, other than the Non-Executive Chair.  This resulted in the grant of 2,286 shares of restricted stock to each non-employee director.   Also in May 2013, we made a grant of restricted stock valued at $133,000 to the Non-Executive Chair.  This resulted in the grant of 3,269 shares of restricted stock.

The 2013 equity grants were made under the 2008 Stock Plan.  Grants of restricted stock include the right to receive dividend payments after the date of grant.  Directors had the option to defer receipt of these shares, in which case such director received a credit to his or her restricted stock units in the DCP.  If the director did not timely defer receipt of the restricted shares, then the shares granted in May 2013 will vest on May 13, 2014, the date of the 2014 annual shareowners meeting (or earlier, upon the director’s death, disability, retirement or termination with the consent of the Company).  We do not provide pension benefits to non-employee directors, and do not provide above market earnings on any compensation deferred by directors.  We provide non‑employee directors travel/accident insurance coverage in the amount of $200,000.

UIL Holdings Corporation Non-Employee Directors Common Stock and Deferred Compensation Plan

We also maintain the UIL Holdings Corporation Non-Employee Directors Common Stock and Deferred Compensation Plan, or Director Plan.  The purpose of the Director Plan is to allow non-employee directors to defer the payment of fees for service as a director and to provide a mechanism for payment of such director compensation in shares of UIL Holdings common stock. Under the Director Plan, a non-employee director may elect to defer receipt of all or part of (i) his or her retainer fee, (ii) his or her committee chair fees, and/or (iii) his or her meeting fees.  All amounts deferred are credited when payable, at the director’s election, to either the director’s cash account or to the director’s stock account (in a number of whole and fractional stock units based on the market value of UIL Holdings common stock on the date the fee is payable) in the Director Plan.  The cash accounts accrue interest at the Citibank, N.A. prime rate in effect at the beginning of each month.  The stock accounts are credited from time to time with additional stock units that correspond to the cash dividend equivalents that would have been paid on the shares of UIL Holdings common stock represented by the stock units in each account.  All amounts credited to a non-employee director’s cash account or stock account in the Director Plan are at all times fully vested and non-forfeitable, and are payable only upon termination of such director’s service on the Board of Directors.  At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of UIL Holdings common stock.

The table below represents outstanding restricted stock shares held by the non-employee directors as of December 31, 2013.  It does not include other shares owned by the non-employee directors free of restrictions.  A complete listing of equity ownership can be found in the Stock Ownership of Directors and Officers section of this proxy.

Director’s Name	Restricted Stock
Thelma R. Albright	39,364
Arnold L. Chase	2,286
Betsy Henley-Cohn	2,286
Suedeen G. Kelly	5,322
John L. Lahey	44,468
Daniel J. Miglio	2,286
William F. Murdy	39,364
William B. Plummer	2,286
Donald R. Shassian	2,286

BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for providing independent, objective oversight of UIL Holdings’ accounting functions and internal controls.  The Audit Committee is comprised of a minimum of three independent directors, and acts under a written charter.    The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission and The New York Stock Exchange and is posted on the Company’s website, www.uil.com.

UIL Holdings’ management, including its internal audit staff, is responsible for UIL Holdings’ internal financial controls and the financial reporting process.  UIL Holdings’ independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of UIL Holdings’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s meetings are structured and conducted to facilitate and encourage open communications among the Audit Committee members, between the Audit Committee and UIL Holdings’ internal audit staff, between the Audit Committee and PricewaterhouseCoopers LLP, and between the Audit Committee and UIL Holdings’ executive management.  During these meetings, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the quarterly financial statements included in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during the year ended December 31, 2013, and audited financial statements for the year ended December 31, 2013.  Discussions with PricewaterhouseCoopers LLP have also included the matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees).  PricewaterhouseCoopers LLP has also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

The Audit Committee Charter authorizes a policy whereby if additional audit service is necessary from our independent registered public accounting firm, and the timing is such that it should be undertaken before the next Audit Committee meeting, and the aggregate dollar amount for the year is less than one hundred thousand dollars, approval will be sought from the Audit Committee Chair before any engagement commences.  If approved by the Audit Committee Chair, the full Audit Committee will be notified of the engagement at the next regularly scheduled Audit Committee meeting.  In 2013, the Audit Committee approved all of the services in advance for which PricewaterhouseCoopers LLP billed UIL Holdings.

Based on its reviews and discussions with UIL Holdings’ management, including its internal audit staff, and with PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that UIL Holdings’ audited financial statements for the year ended December 31, 2013, be approved and included in UIL Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The Audit Committee has also selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, which is being presented to shareowners for ratification at the Annual Meeting of the Shareowners.

Submitted by:

Donald R. Shassian (Chair)
Thelma R. Albright
Betsy Henley-Cohn
William F. Murdy

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For the years ended December 31, 2013 and December 31, 2012, UIL Holdings paid PricewaterhouseCoopers LLP the following fees for services rendered:

	2013	2012
Audit Fees and Expenses	$1,523,500	$1,340,000
Tax Fees	82,315	213,190
All Other Fees	1,818	1,818
Total Fees and Expenses	$1,607,633	$1,555,008

Audit Fees and Expenses

UIL Holdings audit fees relate to the audit of UIL Holdings’ annual financial statements for the years ended December 31, 2013 and 2012 and for review of the quarterly financial statements included in UIL Holdings’ Quarterly Reports on Form 10‑Q for the same periods.  Audit Fees and Expenses also include the audits of UI, Connecticut Natural Gas Corporation (“CNG”), The Southern Connecticut Gas Company (“SCG”) and The Berkshire Gas Company (“Berkshire”) annual financial statements for the years ended December 31, 2013 and 2012.  It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404, in accordance with the Public Company Accounting Oversight Board Auditing Standard.  For 2013, Audit Fees and Expenses include services for consent letters for an SEC comment letter, procedures to prepare comfort letters for UIL Holdings’ September 2013 equity offering, and services for Form S-8 consent letters.  For 2012, Audit Fees and Expenses include procedures to prepare comfort letters in connection with UI’s January 2012 private placement offering.

Tax Fees

Included in the “Tax Fees” category for 2013 are services performed associated with an updated study on the deductibility of repairs and maintenance costs for the years 1986 through 1999, assistance provided for the CNG rate case and a review of UIL’s 2012 federal income tax return.  Fees in 2012 are primarily for services performed by PricewaterhouseCoopers LLP associated with an updated study on the deductibility of repairs and maintenance costs for the years 1986 through 1999 and a cost segregation study for UI’s newly constructed central facility in Orange, Connecticut.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee must review and pre-approve any audit and non-audit services and relationships with PricewaterhouseCoopers LLP, our independent registered public accounting firm, consistent with procedures adopted by the Audit Committee, which must be in compliance with applicable law, regulations, and rules of The New York Stock Exchange.  In conducting reviews of audit and non-audit services, the Audit Committee will determine whether the provision of such services would impair PricewaterhouseCoopers LLP’s independence and will only pre-approve services that it believes will not impair PricewaterhouseCoopers LLP’s independence.  The Chair of the Audit Committee may pre-approve specific services, subject to limitation, and advise the full Audit Committee of such approval at the next regularly scheduled Audit Committee meeting.  All services rendered by PricewaterhouseCoopers LLP in 2012 and 2013 were pre-approved pursuant to this process.

PROPOSAL NO. 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, at a meeting held on February 14, 2014, voted to employ the firm of PricewaterhouseCoopers LLP to perform an audit of our books and affairs for the fiscal year 2014.  One or more representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

Shareowner ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm is not required by our bylaws or otherwise.  However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareowners for ratification as a matter of good corporate practice.  If the shareowners fail to ratify the selection, the Audit Committee will reconsider its selection.  The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareowners.

Vote Required for Approval

Under Connecticut law and our bylaws, assuming that a quorum is present at the meeting, the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of this action exceeds the number of votes cast against it.  Proxies marked to abstain from voting and broker nonvotes with respect to this action will not have the legal effect of voting against it.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareowners with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.   The Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative on pages 17 to 46 of this proxy statement provide a comprehensive review of our named executive officer compensation objectives, program and rationale.  We encourage you to read this disclosure before voting on this proposal.

Our compensation philosophy is to offer our executives a total compensation package that is equal to or near the median (middle) of the comparable market levels for their positions and is designed to reward achievement of specific, challenging goals that we have tied to our business strategy.  To that end, the majority of each executive’s compensation is “at risk” and can vary with our short- and long-term financial performance to encourage superior performance and business achievement.  We achieve this through a mix of base salary, performance-based annual short-term and long-term incentives and benefits and perquisites.

It is our goal to adhere to current best practices with regard to performance-based pay in order to align our executives’ total compensation with the performance of UIL Holdings.  We believe that the mix of the elements of our compensation program as described in the Compensation Discussion and Analysis effectively achieves our objectives without encouraging executives to take unnecessary and excessive risks.

For the reasons stated above, we are requesting your approval of the following non-binding resolution:

“Resolved, that the compensation paid to the named executive officers of UIL Holdings Corporation, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 17 to 46 of this Proxy Statement, is approved on an advisory basis.”

Vote Required for Approval

Under Connecticut law and our bylaws, assuming that a quorum is present at the meeting, the non-binding resolution will be approved if the number of votes cast in favor of the resolutions exceeds the number of votes cast against it.  However, because the approval is on an advisory basis, it will not be binding on us, the Board or on the CEDC, and will not be construed as overruling a decision by us, the Board or the CEDC.  Your vote will not create or imply any change to the Board’s fiduciary duties or create or imply any additional fiduciary duties for us, the Board or the CEDC.  However, we value the opinions that our shareowners express in their votes, and the Board plans to consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

We have determined that our shareowners should cast an advisory vote on the compensation of our named executive officers on an annual basis.  Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2015 annual meeting of shareowners.

THE BOARD RECOMMENDS THAT SHAREOWNERS VOTE FOR THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 – APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Under Connecticut law, unless otherwise provided in a company’s certificate of incorporation, directors are elected by a plurality of the votes cast by the shareowners entitled to vote at a meeting at which a quorum is present.  Under plurality voting, the nominee who receives the most "for" votes for a board seat is elected. This means that in an uncontested election, a nominee will be elected even if he or she receives just one "for" vote. Our certificate of incorporation does not currently provide a different voting standard.

We believe that majority voting provides a more accurate reflection of shareowners’ interests and ensures that shareowners’ votes count.  Majority voting for election of directors makes directors more accountable to the shareowners they represent.  As a result, at the recommendation of the Corporate Governance and Nominating Committee, at a meeting held on March 24, 2014, the Board voted to adopt a proposed amendment to our certificate of incorporation to provide that directors in uncontested elections be elected by a majority vote.  Under Connecticut law, an amendment to our certificate of incorporation requires the adoption of the proposed amendment by the Board and approval by shareowners.  Consequently, the Board also approved the submission of the amendment to our shareowners for approval.

Under a majority voting standard, a director up for reelection who fails to get a majority of votes cast would not be re-elected but would continue to serve as a holdover director under state law provisions. These provisions provide that, despite expiration of a director’s term, the director continues to serve until a qualified successor is elected or until there is a decrease in the number of directors. This holdover rule is designed to ensure that a qualified board is always in place (avoiding a “failed election”).  Thus, in connection with the approval of the proposed amendment described below, the Board has adopted a resignation policy that would require a director to tender his or her resignation for consideration by the Board to be effective if he or she does not receive majority support from shareowners. The Board would retain discretion to allow the director to continue to serve on the Board if the Board believes that, notwithstanding the vote results, it is in the best interests of UIL Holdings for the director to continue to serve.

The Board adopted the following amendment to existing Paragraph 6 of our certificate of incorporation and hereby submits it to shareowners for approval. Additions are in bold and are underlined.

Section 6.   All corporate powers of the Corporation shall be exercised by or under authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors consisting of not less than three nor more than fifteen individuals, with the number fixed in, and increased or decreased from time-to-time by amendment of, the Bylaws of the Corporation, each of which individuals shall be a shareowner of the Corporation.  A nominee for director shall be elected to the Board of Directors if a majority of the votes cast are in favor of such nominee’s election; provided, however, that if the number of nominees for director exceeds the number of directors so elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy and entitled to vote on such election of directors at any meeting of the shareowners held to elect directors.

Vote Required for Approval
Under Connecticut law and our bylaws, assuming a quorum is present at the meeting, the proposal to amend our certificate of incorporation will be approved if the number of votes cast in favor of the amendment exceeds the number of votes cast against it. Proxies marked to abstain from voting and broker nonvotes will not have the legal effect of voting against it.  Please note that brokers may not vote your shares on this proposal absent specific instructions as to how to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE TO APPROVE THIS PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION.

DATE FOR SUBMISSION OF PROPOSALS BY SHAREOWNERS

Shareowners who intend to present proposals for action at the 2015 Annual Meeting of the Shareowners are advised that such proposals must be received at our principal executive offices by December 4, 2014 and must satisfy the conditions established by the SEC in order to be included in the proxy statement and form of proxy for that meeting.

Written notice of proposals of shareowners to be considered at the 2015 Annual Meeting without inclusion in next year’s proxy statement must be received on or before February 18, 2015. If a notice is received after February 18, 2015, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Notices of intention to present proposals at the 2015 Annual Meeting should be addressed to Sigrid Kun, Assistant General Counsel and Corporate Secretary, UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506.

We have filed an Annual Report on Form 10‑K for the fiscal year ended December 31, 2013 with the SEC.  We will either include a copy of our Annual Report on Form 10‑K along with the Proxy or make a copy available in accordance with the Notice of Internet Availability of Proxy Material provided to any shareowner who did not receive this proxy statement in the mail.  If you did not receive the Annual Report on Form 10-K, one will be provided to you without charge, if you request it in writing.  Please direct your written requests to Sigrid Kun, Assistant General Counsel and Corporate Secretary, UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506.  Copies of the Annual Report on Form 10‑K that are sent to you will not include exhibits unless you specifically request exhibits and agree to pay a fee to defray the copying and postage costs (10 cents per page, plus postage).

By Order of the Board of Directors,

April 3, 2014
SIGRID KUN
Assistant General Counsel and Corporate Secretary